Exhibit 2.2

STRICTLY CONFIDENTIAL
EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BETWEEN

AMERICAN TIRE DISTRIBUTORS, INC.

AND

TTT HOLDINGS, INC.

February 17, 2014

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ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING BUYER		20
5.1	Organization and Authority	20
5.2	No Conflicts	20
5.3	No Consents	20
5.4	Litigation	21
5.5	Financing	21
5.6	Solvency	21
5.7	No Brokers’ Fees	21
5.8	Investment Intent	21

ARTICLE VI CERTAIN COVENANTS		22
6.1	Further Assurances	22
6.2	[Reserved]	22
6.3	Operation of the Business	22
6.4	Access	22
6.5	Notice of Developments	23
6.6	Employee Matters	23
6.7	Exclusivity	24
6.8	Hart-Scott-Rodino	24
6.9	Termination of Related Party Arrangements	25
6.10	Litigation Support	25
6.11	Financing Support	25
6.12	Transition	26
6.13	Press Releases and Announcements	26
6.14	Confidentiality	27
6.15	Financial Statements	27
6.16	Financial Obligations	27

ARTICLE VII CLOSING CONDITIONS		28
7.1	Mutual Conditions to the Obligations of the Parties	28
7.2	Conditions to Buyer’s Obligations	28
7.3	Conditions to Seller’s Obligations	29

ARTICLE VIII INDEMNIFICATION		29
8.1	Indemnification by Seller	29
8.2	Indemnification by Buyer	29
8.3	Survival and Time Limitations	29
8.4	Limitations on Indemnification	30
8.5	Manner of Payment; Escrow Release	30
8.6	Third-Party Claims	31
8.7	Other Indemnification Matters	31
8.8	Exclusive Remedy	32

ARTICLE IX TAX MATTERS		33
9.1	Tax Indemnification	33
9.2	Tax Return Preparation	33
9.3	Tax Proceedings	34
9.4	Cooperation on Tax Matters	34
9.5	Transfer Taxes	35
9.6	Tax Sharing Agreements	35
9.7	Tax Refunds and Tax Benefits	35

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9.8	Amended Tax Returns	35
9.9	Timing of Payments	36
9.10	Treatment of Certain Payments	36
9.11	Coordination; Survival	36

ARTICLE X TERMINATION		36
10.1	Termination Events	36
10.2	Effect of Termination	37

ARTICLE XI MISCELLANEOUS		37
11.1	No Third-Party Beneficiaries	37
11.2	Entire Agreement	37
11.3	Successors and Assigns	37
11.4	Counterparts	37
11.5	Notices	38
11.6	JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	38
11.7	Governing Law	39
11.8	Amendments and Waivers	39
11.9	Severability	39
11.10	Expenses	39
11.11	Construction	40
11.12	Specific Performance	40
11.13	Disclosure Schedule	40

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Retention Agreement

Schedules

Schedule 1	Sample Working Capital Statement
Schedule 2.2(a)(vii)	Resignations
Schedule 2.3(b)	Transaction Accounting Principles
Schedule 2.3(d)(iii)	Repayment Indebtedness
Schedule 2.6	Additional Payments Schedule
Schedule 2.8	Purchase Price Allocation Schedule
Schedule 6.6(b)	Certain Employee Benefit Plans
Schedule 6.9	Termination of Related Party Agreements
Schedule 8.4(a)	Basket Exception
Disclosure Schedule

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of February 17, 2014 (the “Effective Date”) between American Tire Distributors, Inc., a Delaware corporation (“Buyer”) and TTT Holdings, Inc., a Delaware corporation (“Seller”).

STATEMENT OF PURPOSE

Seller owns all of the outstanding capital stock of Terry’s Tire Town Holdings, Inc., an Ohio corporation (the “Target”). The Target and each of its direct and indirect Subsidiaries (the “Companies”) are engaged in the business of purchasing, marketing, distributing and selling tires, wheels and related tire and wheel accessories on a wholesale basis to tire dealers, wholesale distributors, retail chains, automotive dealers and others, retreading tires and selling retread and other commercial tires through commercial outlets to end users and selling tires directly to consumers via the internet (collectively, as conducted by the Companies, the “Business”). Pursuant to this Agreement, Seller is selling to Buyer, and Buyer is purchasing from Seller, all of the outstanding capital stock of the Target, without par value (the “Shares”), for the consideration and on the terms set forth in this Agreement.

ARTICLE I

DEFINITIONS

All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in Exhibit A.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase of Shares; Closing.

(a) At the Closing Time, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase from Seller, all of the Shares, free and clear of any Encumbrances, for the consideration specified below.

(b) Subject to the satisfaction of the conditions set forth in Article VII (or the waiver thereof by the Party entitled to waive any such condition), the Parties hereto will be required to complete the closing of the sale and purchase (the “Closing”) at the offices of Covington & Burling LLP, 620 Eighth Avenue, New York, New York 10018 as soon as practicable, and no later than the third Business Day after satisfaction or waiver of each condition to the Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as may be agreed by Buyer and Seller; provided, however, that Buyer shall not be required to close prior to March 31, 2014; provided that (i) if the 2013 Audited Financial Statements are not delivered to Buyer prior to February 28, 2014, such date shall be extended day for day until such statements are delivered to Buyer and (ii) if the 2013 Audited Financial Statements are withdrawn, restated in any material respect or reissued by Seller after being delivered to Buyer, such date shall be extended to the date that is 28 days after such restated or reissued 2013 Audited Financial Statements are delivered to Buyer; provided further that if the Closing has not occurred prior to May 15, 2014, then Buyer shall not be required to close prior to fifteen Business Days after the delivery to Buyer of the March Quarterly Financial Statements. The closing time will be deemed effective as of 12:01 a.m. Eastern Time (the “Closing Time”) on the Closing Date for all other purposes, including determining the Estimated Closing Payment and Adjusted Closing Payment.

2.2 Closing Deliveries.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:

(i) certificates representing all of the outstanding Shares, accompanied by duly executed stock powers, in form and substance reasonably satisfactory to Buyer, for transfer to Buyer;

(ii) the minute books of each Company and the stock certificate books (including stock certificates for all outstanding shares of capital stock of each Subsidiary that is organized as a corporation) and the stock ledger of each Company that is organized as a corporation;

(iii) a certificate of the secretary or assistant secretary of each of Seller and the Target attaching copies of its Organizational Documents;

(iv) a certificate of good standing for the Target as of a recent date from the Ohio Secretary of State;

(v) a duly executed certificate of non-foreign status from Seller, substantially in the form of the sample certification set forth in Treasury Regulation § 1.1445-2(b)(2)(iv)(B), certifying as to Seller’s non-foreign status;

(vi) payoff letters with respect to the Repayment Indebtedness (including the related lien releases and instruments of termination or discharge, or documents committing to release liens or terminate or discharge obligations contingent on the Closing having occurred, reasonably requested by Buyer in order to release all Encumbrances over the properties and assets of the Companies securing obligations under the Repayment Indebtedness), dated as of the Closing Date or within a reasonable time prior to the Closing Date, in form and substance reasonably satisfactory to Buyer;

(vii) written resignations of the officers and directors or managers of the Companies listed on Schedule 2.2(a)(vii);

(viii) evidence of termination of each of the Related Party Agreements identified on Schedule 6.9 hereto in form and substance reasonably satisfactory to Buyer;

(ix) the certificate to be delivered pursuant to Section 7.2(d); and

(x) the Retention Agreements or Commitment Letters, duly executed and delivered by the Key Employees, if any.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (or, as applicable, to third parties), the following:

(i) the payments set forth in Section 2.3(d); and

(ii) the certificate to be delivered pursuant to Section 7.3(c).

2.3 Purchase Price.

(a) The purchase price for the Shares (the “Purchase Price”) is (i) $345,000,000 (the “Base Amount”), as may be adjusted pursuant to Sections 2.3(c) and 2.5, plus (ii) up to $20,000,000 in Additional Payments, pursuant to Section 2.6.

(b) Not later than two Business Days prior to the Closing Date, Seller shall deliver to Buyer good faith, written estimates of the Cash (the “Estimated Cash”), the Indebtedness of the Companies (the “Estimated Indebtedness”) and the Working Capital (the “Estimated Working Capital”), each as calculated in accordance with the accounting principles, methodologies and practices set forth on Schedule 2.3(b) (collectively, the “Transaction Accounting Principles”).

(c) The estimated closing payment (the “Estimated Closing Payment”) will be an amount equal to the Base Amount:

(i) plus, the amount of the Estimated Cash;

(ii) minus, the amount of the Estimated Indebtedness;

(iii) plus, if the Estimated Working Capital exceeds the Working Capital Target, the amount of such excess; and

(iv) minus, if the Estimated Working Capital is less than the Working Capital Target, the amount of such deficit.

(d) At Closing, Buyer will pay (or cause to be paid):

(i) an amount equal to $41,400,000 (the “Escrow Amount”), which represents payment of a portion of the Purchase Price, to the Escrow Agent by wire transfer of immediately available funds to a single bank account designated by the Escrow Agent to be held pursuant to the terms of the Escrow Agreement;

(ii) an amount equal to the Estimated Closing Payment, less the Escrow Amount, to Seller, by wire transfer of immediately available funds to a single bank account designated by Seller; and

(iii) on behalf of the Companies, an amount equal to the Repayment Indebtedness in accordance with the applicable pay-off letters, by wire transfer of immediately available funds to the bank accounts designated by the holders of the Repayment Indebtedness.

2.4 Closing Statement.

(a) After the Closing, Buyer will prepare a closing statement (the “Closing Statement”) showing its calculations of the Cash, Indebtedness and Working Capital (collectively, the “PP Components”), in each case as of the Closing Time, and the Adjusted Closing Payment. The PP Components will be calculated in accordance with the Transaction Accounting Principles. As promptly as practicable, and in any event, within 90 days after the Closing Date, Buyer will deliver to Seller the Closing Statement, together with reasonable supporting documentation.

(b) Seller and its accounting and legal representatives will be entitled to examine the work papers related to the preparation of the Closing Statement and the relevant books and records of the Companies and to discuss the preparation of the Closing Statement with Buyer, the Target and any employees or advisors of Buyer who are involved in preparing the PP Components or the Closing Statement.

(c) If Seller disagrees with Buyer’s calculation of the Adjusted Closing Payment, Seller must deliver to Buyer, within 60 days after the date Buyer delivered the Closing Statement to Seller, a written description of such disagreement (a “Notice of Disagreement”). If Seller fails to provide a Notice of Disagreement within such 60-day period, the Closing Statement (including Buyer’s calculation of the Adjusted Closing Payment) shall be deemed final and binding upon the Parties. Buyer and Seller will negotiate in good faith to resolve any disagreement described in the Notice of Disagreement. If, after a period of 30 days following the date on which the Notice of Disagreement is delivered, Buyer and Seller have not resolved each such disagreement, then either Buyer or Seller will be entitled to submit such disagreements to the Resolution Accountants, with prior written notice regarding such submission to the nonsubmitting Party.

(d) Within five Business Days after receipt of such written notice, Buyer and Seller will each deliver to the Resolution Accountants a written settlement offer setting forth its calculations of the PP Components calculated in accordance with the Transaction Accounting Principles and the Adjusted Closing Payment (each, a “Settlement Offer”); provided, however, that neither Buyer nor Seller may submit a Settlement Offer that contains a proposal as to any PP Component that, in the case of a proposal by Buyer, is more adverse to Seller as compared to the Closing Statement, or, in the case of a proposal by Seller, is more adverse to Buyer as compared to the Notice of Disagreement. The scope of the disputes to be resolved by the Resolution Accountants shall be limited to whether any of the disputed determinations of the PP Components were properly calculated in accordance with the Transaction Accounting Principles. Buyer will cause the Companies to grant to the Resolution Accountants reasonable access to the Companies’ books and records relating to the calculation of the PP Components. The Resolution Accountants will resolve such remaining disagreements within 30 days after the date on which the Resolution Accountants are engaged or as soon thereafter as possible, and the calculation of the Adjusted Closing Payment by the Resolution Accountants will be binding upon the Parties. The cost of the services of the Resolution Accountants will be borne half by Buyer and half by Seller.

2.5 Adjusted Closing Payment.

(a) The adjusted closing payment (the “Adjusted Closing Payment”) will be an amount equal to the Base Amount:

(i) plus, the amount of the Cash;

(ii) minus, the amount of the Indebtedness of the Companies;

(iii) plus, if the Working Capital exceeds the Working Capital Target, the amount of such excess; and

(iv) minus, if the Working Capital is less than the Working Capital Target, the amount of such deficit.

(b) Within ten Business Days after the final determination of the Adjusted Closing Payment in accordance with Section 2.4:

(i) if the Adjusted Closing Payment exceeds the Estimated Closing Payment, Buyer will pay to Seller, by wire transfer of immediately available funds to the bank account designated by Seller pursuant to Section 2.3(d)(ii), the amount of such excess; or

(ii) if the Adjusted Closing Payment is less than the Estimated Closing Payment, Seller and Buyer will deliver joint written instructions to the Escrow Agent to deliver such deficit to Buyer from the available balance of the Escrow Amount and if the balance of the Escrow Amount is insufficient to cover such payment, then Seller will pay to Buyer, by wire transfer of immediately available funds to the bank account designated by Buyer, the amount of any such shortfall.

2.6 Additional Payments. The Purchase Price will be subject to potential increase in accordance with Schedule 2.6 (the “Additional Payments”).

2.7 Withholding. Notwithstanding anything to the contrary in Article II, to the extent required by the Code or applicable Law, Buyer shall be permitted to deduct and withhold any amounts so required to be deducted and withheld from the Purchase Price. Any amounts that are so deducted or withheld and timely paid to the appropriate Governmental Body shall be treated for all purposes of this Agreement as having been paid to Seller.

2.8 Tax Matters.

(a) The Parties acknowledge and agree that the purchase and sale of the Shares pursuant to this Agreement shall be treated for U.S. federal income Tax purposes (and, in each state and local jurisdiction where such treatment is available for state and local income Tax purposes because (x) such jurisdiction follows the U.S. federal income Tax classification of Seller as an “S corporation” and the Companies as “qualified subchapter S subsidiaries” or “disregarded entities,” as applicable, or (y) a valid election has been made by Seller and/or the Companies in such jurisdictions to be classified in a manner consistent with their U.S. federal income Tax classification) as a purchase and sale of the assets of the Companies.

(b) The Purchase Price (together with any assumed liabilities and other items treated as consideration for U.S. federal income Tax purposes) shall be allocated among the Companies’ assets (the “Allocation”) as set forth in Section 2.8 of the Disclosure Schedule (the “Purchase Price Allocation Schedule”) for all U.S. federal (and, in each state and local jurisdiction described in Section 2.8(a), for such state and local) income Tax purposes, including the reporting of Seller’s gain or loss and the determination of Buyer’s basis for income Tax purposes, and any amounts treated as an adjustment to the purchase price pursuant to Section 9.10 shall be allocated among the Companies’ assets in a manner consistent with the Purchase Price Allocation Schedule.

(c) Buyer, Seller, and the Companies each agree to file (and to cause their respective Affiliates to file) all Tax Returns in a manner consistent with Section 2.8(a) and Section 2.8(b). If any Taxing Authority challenges or disagrees with the Allocation, then the Party first receiving notice of such challenge or disagreement shall promptly provide written notice thereof to the other party or parties to this Agreement (together with a reasonably detailed description of the basis for such challenge or disagreement) and each Party shall promptly notify the other party or parties to this Agreement of the resolution (together with a reasonably detailed description of such resolution) of any Tax Proceeding with, against or with respect to such Party or any of its Affiliates to the extent relating to the Allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the Disclosure Schedule (as provided in Section 11.13), Seller represents and warrants to Buyer as follows:

3.1 Organization and Authority. Seller has all necessary power, authority and legal capacity to execute and deliver each Transaction Document to which Seller is a party and the Seller Noncompete Agreement and to perform Seller’s obligations thereunder. The execution and delivery by Seller of each Transaction Document and the Seller Noncompete Agreement and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action of Seller. Assuming due authorization, execution and delivery by Buyer, this Agreement will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of the Agreement. Upon the execution and delivery by Seller of each other Transaction Document to which Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of such Transaction Document. Upon the execution and delivery by Seller of the Seller Noncompete Agreement, the Seller Noncompete Agreement will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of the Seller Noncompete Agreement.

3.2 Share Ownership. Seller owns of record and beneficially all of the Shares, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities or similar Law or as listed on Section 3.2 of the Disclosure Schedule that is being terminated on the Closing Date). The Target has no authorized and outstanding securities other than the Shares. Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Shares or (b) any voting trust, proxy or other Contract relating to the voting of any Shares. Other than its ownership of the Shares, Seller has no assets (other than immaterial assets) or operations that relate to the Business or the Companies.

3.3 No Conflicts. Neither the execution and delivery of the Transaction Documents to which Seller is a party or the Seller Noncompete Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which Seller or any of the Shares is subject; (b) violate any Organizational Document of Seller; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Seller is a party or by which Seller is bound or to which any of the Shares is subject or the performance of which is guaranteed by Seller; or (d) result in the imposition of any Encumbrance on any of the Shares, except in the case of clauses (a) and (c), for breaches, violations and defaults that would not reasonably be expected to affect the ability of Seller or the Companies to perform the obligations under this Agreement in any material respect or prevent or materially impede or delay the consummation of transactions contemplated by this Agreement.

3.4 No Consents. No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Seller under the HSR Act, and the termination or expiration of the waiting period applicable under the HSR Act, and (ii) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not been and would not reasonably be expected to be material to the Companies, taken as a whole, and would not reasonably be expected to affect the ability of Seller or the Companies to perform the obligations under this Agreement in any material respect or prevent or materially impede or delay the consummation of transactions contemplated by this Agreement.

3.5 Litigation. There is no Proceeding pending or, to the Companies’ Knowledge, threatened or anticipated against Seller or any Company relating to or affecting the Transactions.

3.6 No Brokers’ Fees. Seller does not have any Liability for any fee, commission or payment to any financial advisor, investment banker, broker or finder or similar agent with respect to the Transactions for which Buyer or any Company could be liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth in the Disclosure Schedule (as provided in Section 11.13), Seller represents and warrants to Buyer as follows:

4.1 Organization, Qualification and Corporate Power. Section 4.1 of the Disclosure Schedule sets forth each Company’s jurisdiction of incorporation or formation, the other jurisdictions in which it is qualified to do business, and its officers. Each Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each Company is duly qualified to do business and is in good standing under the Laws of each jurisdiction where such qualification is required except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the Companies, taken as a whole. Each Company has full power and authority to conduct the business in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations, except where the failure to have full power and authority would not reasonably be expected to be material to the Companies, taken as a whole. The Target has delivered to Buyer correct and complete copies of the Organizational Documents of each Company. No Company is in violation in any material respect of any of its Organizational Documents.

4.2 Capitalization; Subsidiaries. The entire authorized, issued and outstanding capital stock of the Target consists solely of the Shares set forth on Section 4.2 of the Disclosure Schedule. Such Shares are owned of record and beneficially by Seller. All of the outstanding capital stock or comparable equity interests of each Company have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding securities convertible or exchangeable into capital stock or comparable equity interests of any Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or comparable equity interests of any Company. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Company. There are no voting trusts, proxies or other Contracts relating to the voting of the capital stock or comparable equity interests of any Company. No Company directly or indirectly controls, or owns a controlling interest in, any Person that is not a Subsidiary. Section 4.2 of the Disclosure Schedule lists each Subsidiary, its authorized capital stock or comparable equity interests, the number of shares or comparable equity interests outstanding, and the record and beneficial owner of such shares or equity interests.

4.3 Authority. The Target has all necessary corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. The execution and delivery by the Target of each Transaction Document to which it is a party and the performance by the Target of the Transactions have been duly authorized by all requisite corporate action of the Target. Each Transaction Document to which the Target is a party constitutes the valid and legally binding obligations of the Target, enforceable against the Target in accordance with the terms of such Transaction Document.

4.4 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) assuming compliance with the matters set forth in Section 4.5, violate any Law to which any Company or any asset owned or used by any Company is subject; (b) violate any Permit held by any Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by any Company; (c) violate any Organizational Document of any Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of any obligations under, or to cancel, terminate, modify or exercise any remedy under, any Material Contract to which any Company is a party or by which any Company is bound or to which any asset of any Company is subject; or (e) result in the imposition of any Encumbrance upon any asset owned or used by any Company (other than Permitted Encumbrances on assets other than equity securities), except in each case of clauses (a), (b), (d) and (e), for violations, breaches, conflicts and Encumbrances that would not reasonably be expected to be material to the Companies, taken as a whole, and would not reasonably be expected to affect the ability of the Companies to perform the obligations under this Agreement in any material respect or prevent or materially impede or delay the consummation of transactions contemplated by this Agreement.

4.5 No Consents. No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Body is required by or with respect to any Company in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Seller under the HSR Act, and the termination or expiration of the waiting period applicable under the HSR Act, and (ii) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not been and would not reasonably be expected to be material to the Companies, taken as a whole, and would not reasonably be expected to affect the ability of the Companies to perform the obligations under this Agreement in any material respect or prevent or materially impede or delay the consummation of transactions contemplated by this Agreement.

4.6 Financial Statements.

(a) Attached to Section 4.6(a) of the Disclosure Schedule are the following financial statements: (i) the audited, consolidated balance sheets of Seller and the Companies as of December 31 of 2011 and 2012 and statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes and the reports of PricewaterhouseCoopers, LLP, independent certified public accountants; and (ii) an unaudited, consolidated balance sheet of Seller and the Companies as of December 31, 2013 and statement of income, changes in stockholders’ equity and cash flow for the fiscal year then ended, together with the notes (the financial statements in clause (ii) shall be collectively referred to as the “2013 Unaudited Financial Statements” and the financial statements in clauses (i) and (ii) shall be collectively referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except as may be noted therein) throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Companies as of and for their respective dates; provided, however, that the unaudited financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments permitted by GAAP and any other adjustment described therein, including in the notes.

(b) Each Company’s books and records (i) are complete and correct in all material respects and all material transactions to which such Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) have been maintained in accordance with customary and sound business practices in such Company’s industry, (iii) form the basis for the Financial Statements and (iv) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of such Company on an accrual basis.

(c) Each Company maintains a system of internal accounting controls that has been designed to provide reasonable assurance regarding the reliability of such Company’s financial reporting and preparation of the Financial Statements for external purposes. To the Companies’ Knowledge, there are no events of fraud related to the Business that involve management or other employees of any Company who have a role in any Company’s financial reporting.

4.7 Absence of Certain Changes. Since December 31, 2013 through the date of this Agreement:

(a) no Company has sold, leased, transferred or assigned any of its assets, tangible or intangible, with a value of more than $150,000, other than the sale or transfer of Inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(b) no Company has entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than $250,000 annually;

(c) no Company has accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts and Permits) involving more than $300,000 in the aggregate annually to which any Company is a party or by which it is bound;

(d) no Company has imposed any Encumbrances (excluding Permitted Encumbrances) upon any of its assets, tangible or intangible;

(e) no Company has delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of accounts receivable, in either case in any material respect outside the Ordinary Course of Business, or altered any material accounting method or practice (other than as required by Law);

(f) the Companies have not issued, created, incurred or assumed Indebtedness involving more than $250,000 in the aggregate (excluding any Indebtedness incurred under the existing credit facilities);

(g) no Company has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $250,000 in the aggregate;

(h) no Company has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;

(i) no Company has (i) made any loan to, or entered into any other transaction with, any of its officers or employees on terms that would not have resulted from an arms-length transaction, (ii) entered into any employment agreement or modified the terms of any existing employment agreement with any officer, (iii) granted any increase in the compensation of any of its officers or employees (including any increase in target bonus, or profit-sharing contributions), other than increases in the Ordinary Course of Business with respect to employees who are not officers, or (iv) adopted, amended, modified or terminated any material Employee Benefit Plan, except in the case of clauses (ii), (iii) or (iv), as required by applicable Law or the terms of any applicable Employee Benefit Plan;

(j) no Company has made, rescinded or changed any material Tax election, changed any Tax accounting period, entered into any “closing agreement” within the meaning of Code § 7121 (or any analogous provision of state, local or foreign Law), settled any material Tax Proceeding or surrendered any right to claim a refund of material Taxes, in each case, which action could reasonably be expected to result in a material Tax Liability of such Company or Buyer for a Post-Closing Tax Period;

(k) no Company has not agreed or committed to any of the foregoing contained in clauses (a) through (j);

(l) there has not been any event, circumstance, condition, occurrence, effect or change that has had or could reasonably be expected to have, either individually or in the aggregate (taking into account all other events, circumstances, conditions, occurrences, effects or changes), a Material Adverse Effect;

(m) no Company has experienced any incident of material or unreimbursed damage, destruction or loss in an amount exceeding $300,000 other than ordinary wear and tear (whether or not covered by insurance) to its property;

(n) other than in the Ordinary Course of Business, no Company has made any material change in the manner in which products or services of the Business are marketed (including any material change in prices) or any material change in the manner in which the Business extends discounts or credits to customers;

(o) no Company has received any notice that any other party (excluding customers and suppliers of the Companies) to a Contract or Permit (or series of related Contracts or Permits) involving more than $300,000 in the aggregate annually to which any Company is a party or by which it is bound has accelerated, terminated, modified or cancelled such Contract or Permit; and

(p) there has not been any material loss of any distribution channel, sales location or source of supply of Inventory or contract services or the receipt of any notice that such a material loss may be pending.

4.8 No Undisclosed Liabilities. No Company has any material Liability (and no basis exists for any material Liability), except for (a) Liabilities under executory Contracts that are performed in accordance with their terms, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against in the 2013 Unaudited Financial Statements (or the notes thereto), (c) Liabilities incurred in the Ordinary Course of Business since December 31, 2013 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), and (d) Liabilities to the extent included in Indebtedness or Working Capital.

4.9 Sufficiency of Assets. At the Closing, the Companies will own all of the tangible and intangible properties, assets, Contracts, Permits and interests in properties required for the continued conduct in all material respects of the Business after the Closing in the same manner as conducted prior to Closing.

4.10 Accounts Receivable. All Accounts Receivable represent valid obligations arising from products or services actually sold by a Company in the Ordinary Course of Business, and the allowance for doubtful accounts reflected on the balance sheets included in the Financial Statements are as of the date thereof established in accordance with GAAP, consistently applied. To the Companies’ Knowledge, there is no contest, claim, or right to set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

4.11 Inventory. The Inventory is good and merchantable, of a quality and quantity useable and saleable for the needs of the Business in all material respects and in accordance with past practice, and fit for the purpose for which it was procured or manufactured. All Inventory not written off has been valued in the aggregate at the lower of cost or market value. Other than Inventory in transit in the Ordinary Course of Business, all of the Inventory is located on the Leased Real Property.

4.12 Real Property.

(a) Section 4.12(a) of the Disclosure Schedule lists all of the Contracts relating to real property and interests therein leased, subleased or otherwise occupied or used by any Company and all amendments thereto (each, a “Lease”) (such underlying property interests, with all easements and other rights appurtenant to such property, the “Leased Real Property”). With respect to each item of Leased Real Property, the leasehold interest of the applicable Company is free and clear of any Encumbrances, except Permitted Encumbrances. No Company is a sublessor of, or has assigned any lease covering, any item of Leased Real Property.

(b) The Leased Real Property constitutes all interests in real property currently used in connection with the Business. To the Companies’ Knowledge, the Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except as set forth in the Lease relating to such item. The Leased Real Property complies in all material respects with all Laws, including zoning requirements, and the Companies have received and there remains in place a valid certificate of occupancy or the equivalent by the applicable Governmental Bodies having jurisdiction thereof authorizing the Companies’ use and occupancy, except where such failures to have a valid certificate are not, and would not reasonably be expected to be, material to the relevant Lease. No Company is a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from any Company of any real estate interest not currently in possession of any Company.

(c) No Company currently owns any real property.

4.13 Contracts.

(a) Section 4.13 of the Disclosure Schedule lists the following Contracts to which any Company is a party or by which any Company is bound or to which any asset of any Company is subject or under which any Company has any rights or the performance of which is guaranteed by any Company (excluding purchase orders and invoices entered into in the Ordinary Course of Business) (collectively, with the Insurance Policies, the “Material Contracts”):

(i) each Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of $400,000, on an annual basis, that was not entered into in the Ordinary Course of Business;

(ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract (including any Lease or License) affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having a value per item or aggregate payments in excess of $400,000 on an annual basis;

(iii) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(iv) each Contract containing any covenant that purports to restrict in any material respect the ability of any Company to engage in any line of business or to compete with any Person;

(v) each Contract (other than employment Contracts and Employee Benefit Plans) providing for commissions or similar payments to any Person based on levels of sales, purchases or profits, other than (a) payments of fixed amounts for goods, or (b) payments made pursuant to volume incentive programs negotiated with dealers or customers;

(vi) each Contract (or series of related Contracts) for capital expenditures in excess of $250,000;

(vii) each written material warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business;

(viii) each Contract for Indebtedness; and

(ix) each Contract by virtue of which any Company owns any interest, directly or indirectly, in any joint venture, partnership, limited liability company, association, or other entity.

(b) Seller or the Target has delivered to Buyer a correct and complete copy of each written Material Contract. Each Material Contract, with respect to any Company, is legal, valid, binding, enforceable against such Company, in full force and effect. Each Material Contract, with respect to the other parties to such Material Contract, to the Companies’ Knowledge, is legal, valid, binding, enforceable, in full force and effect. No Company is in breach or default, and, to the Companies’ Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Companies’ Knowledge, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. As of the date of this Agreement, to the Companies’ Knowledge, no party to any Material Contract has repudiated any provision of any Material Contract.

(c) No Company is currently a party to, has been a party to within the last three years, or presently contemplates being a party to, any Government Contract.

4.14 Intellectual Property.

(a) Except where such failure to own, have the right to use, failure to take action or failure to be valid or enforceable is not, and would not reasonably be expected to be, material to the Companies, taken as a whole, (i) each Company owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted; (ii) each Company has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns, licenses or uses; and (iii) each item of Intellectual Property owned, licensed or used by any Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.

(b) No Company has materially violated or materially infringed upon or otherwise come into material conflict with any Intellectual Property of third parties, and no Company has received any written notice alleging any such violation, infringement or other conflict. To the Companies’ Knowledge, no third party has materially infringed upon or otherwise come into conflict with any Intellectual Property of any Company.

(c) Section 4.14(c) of the Disclosure Schedule identifies each patent or registration (including copyright, trademark and service mark) that has been issued to any Company (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that any Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that any Company has granted to any third party that is active and in force with respect to any of its Intellectual Property. The Target has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.14(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark or service mark owned by any Company. With respect to each item of Intellectual Property required to be identified in Section 4.14(c) of the Disclosure Schedule: (i) the applicable Company possess all right, title and interest in and to the item, free and clear of any Encumbrance (other than Permitted Encumbrances); (ii) the item is not subject to any Order; (iii) no Proceeding is pending or, to the Companies’ Knowledge, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) such Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item, in each case of clauses (i) through (iv), except as is not, and would not reasonably be expected to be, material to the Companies, taken as a whole.

(d) Section 4.14(d) of the Disclosure Schedule identifies each item of Intellectual Property that any Person other than any Company owns and that any Company uses pursuant to license, agreement or permission that is material to any Company (a “License”). With respect to each item of Intellectual Property required to be identified in Section 4.14(d) of the Disclosure Schedule: (i) to the Companies’ Knowledge, such item is not subject to any Order; (ii) to the Companies’ Knowledge, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the applicable Company has not granted any material sublicense or similar right with respect to the License relating to such item.

4.15 Tax.

(a) Each Company has timely filed (taking into account extensions) with the appropriate Governmental Body all material Tax Returns that such Company was required to have filed. All such Tax Returns are true, correct and complete in all material respects. All material Taxes owed (or to be remitted) by each Company (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Body. In the last three years, no claim has been made by any Governmental Body in a jurisdiction where any Company does not file income or franchise Tax Returns that such Company is or may be subject to income or franchise taxation by that jurisdiction. Except for Permitted Encumbrances, there are no Encumbrances on any of the assets of any Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax.

(b) Section 4.15(b) of the Disclosure Schedule (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which each Company has filed an income or franchise Tax Return at any time during the last three calendar years, (ii) identifies those Tax

Returns described in clause (i) above that currently are the subject of audit, and (iii) lists all rulings of a Taxing Authority with respect to Taxes that will be binding on a Company following the Closing. Seller has delivered or made available to Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, each Company during the three-year period ending on the Closing Date.

(c) Each Company has withheld or collected, and paid to the proper Governmental Body, all material Taxes required to have been withheld or collected and remitted, and complied in all material respects with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, equity holder, independent contractor, or other third party.

(d) The unpaid Taxes of the Companies (i) did not, as of December 31, 2013, exceed the accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements dated as of such date and (ii) will not exceed such accruals and reserves as adjusted for the passage of time and business operations of the Companies through the Closing Date.

(e) There is no audit, examination, investigation or other proceeding with respect to Taxes (a “Tax Proceeding”) pending or being threatened in writing. No Company has waived any statute or period of limitations with respect to any Tax or agreed to any extension of time with respect to the collection or assessment of any Tax, in each case, which waiver or extension is currently in effect.

(f) No Company is a party to any Tax allocation, sharing, reimbursement or similar agreement other than (x) any such agreement solely among the Companies and (y) any agreement entered into in the ordinary course of business and not primarily relating to Taxes. No Company has any Liability for Taxes of any Person (other than another Company) under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law) or as a transferee or successor. No Company has participated in any “listed transaction” as defined in Treasury Regulation § 1.6011-4 or “tax shelter” as defined in Code § 6111 and the Treasury Regulations thereunder.

(g) Seller is, and since its date of formation has been, a validly electing S Corporation within the meaning of Code §§ 1361 and 1362 for U.S. federal income Tax purposes. Each Company is, and at all times during which it has been owned by Seller has been either (i) a qualified subchapter S subsidiary within the meaning of Code § 1361(b)(3)(B) or (ii) a “disregarded entity” within the meaning of Treasury Regulation § 301.7701-3 for U.S. federal income Tax purposes. The classification of Seller and each Company for applicable state income Tax purposes during the periods described in the first and second sentence of this Section 4.15(g), respectively, conformed to the U.S. federal income Tax classification in each jurisdiction (x) that follows the U.S. federal income tax classification of such entity or (y) in which a valid election has been made by Seller and/or the Companies to be classified in a manner consistent with their U.S. federal income Tax classification. Section 4.15(g) of the Disclosure Schedule identifies those states referred to in Section 4.15(b)(i) of the Disclosure Schedule that do not follow the U.S. federal income Tax classification of Seller and/or the Companies for state income Tax purposes, whether a classification election has been made in such state, and the classification elected.

(h) This Section 4.15 and Section 4.21 contain all of Seller’s representations and warranties with respect to the matters relating to Taxes and Tax Returns.

4.16 Legal Compliance.

(a) Each Company is, and for the last three years has been, in compliance in all material respects with all applicable Laws and Permits. No Proceeding is pending against any Company, alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by any Company of any Law or Permit. No Company has received any written notice or other written communication from any Person regarding any actual, alleged or potential material violation by any Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by any Company.

(b) None of the Companies, nor to the Companies’ Knowledge, any of their managers, stockholders, directors, officers, employees, or agents, are, or, at any time since January 1, 2009, were a Person that is or was: (i) identified on any U.S. Restricted Person List; (ii) identified on any other comparable list of Persons subject to trade restrictions and/or sanctions imposed or administered by any Governmental Body in any jurisdiction in which any Company operates; or (iii) organized, incorporated, established, located, resident of, or born in, or a citizen, national, or the government or a government instrumentality of, Cuba, Iran, Libya (during the period between February 25, 2011 and December 16, 2011), Myanmar (f/k/a Burma), North Korea, Sudan, Syria, or any other country embargoed or subject to substantial trade restrictions by the Governmental Body in any jurisdiction in which any Company operates. Each Company and, to the Companies’ Knowledge, its stockholders, managers, directors, officers, employees and agents (to the extent any such agents have acted and/or are acting for or on behalf of a Company), are, and for the last three years have been, in compliance in all material respects with all applicable U.S. and foreign export and import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or, to the Companies’ Knowledge, expected or threatened between any Company and any Governmental Body under any such Laws. Each Company has at all times been in compliance in all material respects with all Laws relating to export control and trade embargoes.

(c) Section 4.16(c) of the Disclosure Schedule contains a complete and accurate list of each material Permit held by any Company or that otherwise relates to the Business or any asset owned or leased by any Company. Each Permit listed or required to be listed on Section 4.16(c) of the Disclosure Schedule is valid and in full force and effect.

(d) Each Company has prepared and timely applied for all export Permits required in accordance with U.S. and foreign export Laws for the conduct of the Business. Prior to the Closing, the Target will make available to Buyer true and complete copies of issued and pending export Permits, and all documentation required by, and necessary to evidence compliance with, all U.S. and foreign export and import Laws.

4.17 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Companies’ Knowledge, threatened or anticipated relating to or affecting (a) any Company or the Business or any asset owned or used by it or (b) the Transactions. To the Companies’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding, which Proceeding would reasonably be expected to be material to the Companies, taken as a whole. As of the date of this Agreement, there is no outstanding Order to which any Company or any asset owned or used by it is subject.

4.18 Product and Service Warranties. No product manufactured, sold, leased or delivered or any service provided by any Company is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions imposed by the manufacturer of the product. Attached to Section 4.18 of the Disclosure Schedule are copies of the standard terms and conditions of sale or lease for each Company that related to the Business (containing applicable guaranty, warranty and indemnity provisions).

4.19 Environmental.

(a) Each Company has complied in the last five years and is in compliance in all material respects with all Environmental Laws. Each Company has obtained and complied with, and is in material compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of the Business. In the last five years, no Company has received any written or, to the Companies’ Knowledge, oral notice or report regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. None of the following exists at any property or facility currently owned or operated by any Company: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments or disposal areas. None of the Companies have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material Liability, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. No Company has stored any oil, petroleum or other Hazardous Substance on any Leased Real Property. No Company has engaged in fueling, refueling or vehicle maintenance operations involving the use of Hazardous Substances on any Leased Real Property or at any other property or facility previously owned or operated by any Company. No Company has, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. No facts, events or conditions relating to the past or present facilities, properties or operations of any Company are expected to prevent, hinder or limit continued compliance in any material respect with any Environmental Law, give rise to any material investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other material Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(b) This Section 4.19 contains all of the Companies’ representations and warranties with respect to the matters relating to Environmental Laws.

4.20 Employees.

(a) Section 4.20 of the Disclosure Schedule sets forth, as of December 31, 2013, the name, job title, current rate of base salary, any change in base compensation since December 31, 2013 with respect to each Active Employee whose annual compensation for calendar year 2013 (including wages, salaries and actual or anticipated bonuses), exceeded $200,000 (determined, for such purposes, without regard to the Transactions). No Company is, or during the last six years has been, a party to or bound by any collective bargaining agreement. During the last three years, no Company has experienced any material strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other material collective bargaining dispute. There is no lockout of any employees by any Company as of the date of this Agreement, and no such action is contemplated by any Company. No Company has committed any material unfair labor practice under the National Labor Relations Act. To the Companies’ Knowledge, (i) no event has occurred or circumstance exists that would reasonably be expected to provide the basis for any material work stoppage or other material labor dispute and (ii) there is no material organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Company.

(b) Each Company is, and during the last three years, has been in compliance in all material respects with all applicable Employment Laws. There are no material Proceedings pending, or to the Companies’ Knowledge, threatened against any Company relating to the employment of any employee of any Company, other than routine claims for benefits. No Company has any material Liability with respect to any misclassification of (i) any Person or employee as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Within the past year, no Company has incurred any Liability under the WARN Act or any similar state or local Law that remains unsatisfied, and no employment terminations prior to the Closing Date shall result in unsatisfied Liability under the WARN Act or any similar state or local Law, other than any such employment terminations at the direction of Buyer. No Company employee has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local Law, requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

4.21 Employee Benefits.

(a) Section 4.21(a) of the Disclosure Schedule lists each material Employee Benefit Plan:

(i) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the terms of such Employee Benefit Plan, the Code and other applicable Laws.

(ii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Companies. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan or if not yet due have been accrued in accordance with the past custom and practice of the Companies.

(iii) The Employee Benefit Plan that is a “qualified plan” under Code § 401(a) (the “Company 401(k) Plan”) has received a favorable determination letter from the IRS, or may rely upon an opinion or advisory letter issued by the IRS, that it is such a “qualified plan,” and, to the Companies’ Knowledge, there are no facts or circumstances that would reasonably be expected to result in the revocation of such determination letter, or the inability to rely upon such opinion or advisory letter.

(iv) No Company has any binding commitment or understanding to materially modify or terminate any Employee Benefit Plan, except as required by Buyer in connection with the Closing or as may be mandated by operation of Law.

(v) Except as provided in this Agreement, the execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as defined in Code § 280G), acceleration, vesting or increase in benefits to any employee or former employee of any Company.

(vi) The Target has delivered or made available to Buyer correct and complete copies of (A) the plan documents and summary plan descriptions, or employee booklets prepared for employees and former employees and their beneficiaries concerning each material Employee Benefit Plan, (B) the most recent determination letter received from the IRS with respect to the Company 401(k) Plan, (C) the Form 5500 Annual Reports and non-discrimination testing results for the most recent plan year, and (D) all related trust agreements, insurance contracts and other funding agreements that implement each such material Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan that any Company (or any entity treated as a single employer with Seller for purposes of Code § 414) maintains or has maintained or to which it contributes, has contributed, or has been required to contribute or had any Liability, there has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) with respect to any such Employee Benefit Plan. No “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No material Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Companies’ Knowledge, threatened. There are no pending, or to the Companies’ Knowledge, threatened material claims with respect to any such Employee Benefit Plan, other than routine claims for benefits.

(c) No Company nor any other entity, trade or business that, along with such Company, is a member of a group described in Code § 414(b), (c), (m) or (o) or ERISA § 4001(a)(14) (“ERISA Affiliate”) contributes, has during the last six years contributed to, has during the last six years been required to contribute, or as a result of the Transactions will be required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA § 4201) under any Multiemployer Plan. No Company maintains or has during the last six years maintained or contributes, has during the last six years contributed, has during the last six years been required to contribute, or as a result of the Transactions will be required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA or other applicable Law).

(d) No Company nor any ERISA Affiliate of such Company sponsors, maintains or contributes to, or has any obligation to contribute to, or has any Liability under or with respect to, any (i) Employee Pension Benefit Plan that is or was, during the last six years, subject to Code §§ 412 or 4971, ERISA § 302 or Title IV of ERISA, or (ii) “multiple employer plan” as defined in Code § 413(c), or otherwise has any Liability under Title IV of ERISA.

(e) Each Employee Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Code § 409A and the Treasury Regulations promulgated thereunder (i) complies in all material respects, and is operated and administered in all material respects in accordance, with the requirements of Code § 409A, the Treasury Regulations promulgated thereunder and (ii) has been operated and administered in good faith compliance with Code § 409A from the period beginning on January 1, 2005.

(f) This Section 4.21 contains all of the Companies’ representations and warranties with respect to the matters relating to Employee Benefit Plans and ERISA.

4.22 Customers and Suppliers. With respect to the twelve months ended December 31, 2013, Section 4.22 of the Disclosure Schedule lists (a) the ten largest (by dollar volume) customers of the Companies (taken as a whole, and showing the dollar volume for each) and (b) the ten largest (by dollar volume) suppliers of the Companies (taken as a whole, and showing the dollar volume for each). As of the date of this Agreement, no customer or supplier listed on Section 4.22 of the Disclosure Schedule has notified any Company in writing of a likely decrease in the volume of purchases from or sales to any Company, or a decrease in the price that any such customer is willing to pay for products or services of any Company, or an increase in the price that any such supplier will charge for products or services sold to any Company.

4.23 Related Party Transactions. Section 4.23 of the Disclosure Schedule lists all Contracts and arrangements between or among any Company, on the one hand, and any stockholder, officer or employee of any Company, or any Related Party of the foregoing, on the other hand (the “Related Party Agreements”). Other than as set forth in the Related Party Agreements, within the past three years, neither any stockholder, officer or employee of any Company nor any Related Party of any of the foregoing has (a) owned any interest in any asset used in the Business, (b) been involved in any business or transaction with any Company or (c) engaged in competition with any Company. Other than is set forth in any Related Party Agreement, neither any shareholder, officer or employee of any Company nor any Related Party of any of the foregoing has any Indebtedness owing to any Company. Other than is set forth in any Related Party Agreement, no Company (A) has any claim or right against any shareholder, officer or employee of any Company or any Related Party of any of the foregoing or (B) has any Indebtedness owing to any shareholder, officer or employee of any Company nor any Related Party of any of the foregoing.

4.24 Insurance. Section 4.24 of the Disclosure Schedule sets forth each insurance policy (collectively, the “Insurance Policies”) to which any Company is a party, a named insured, covered or otherwise the beneficiary of coverage. The Target has delivered to Buyer true and complete copies of each Insurance Policy and each pending application of any Company for any insurance policy. Each Company maintains insurance coverage in scope and amount customary and reasonable for the businesses in which it is engaged.

4.25 Ethical Practices. Each Company is, and for the last three years has been, in compliance in all material respects with the Foreign Corrupt Practices Act and all related or similar Laws. No Company nor its officers or employees has offered money or given anything of value to: (a) any official of a Governmental Body, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Body; or (c) any other Person, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of a Governmental Body or candidate for political office for the purpose of the following: (i) illegally influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Body to affect or influence any act or decision of such government or instrumentality to assist any Company in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist any Company in obtaining or retaining business for, or with, or directing business to, any Person.

4.26 No Brokers’ Fees. No Company has any Liability for any fee, commission or payment to any financial advisor, investment banker, broker or finder or similar agent with respect to the Transactions.

4.27 Retail Sales. Section 4.27 of the Disclosure Schedule sets forth the retail sales businesses (including the sale of tires, tire parts, tire accessories and related equipment and the performance of related services for end consumers) that any Company has engaged in or operated within the last three years.

4.28 No Other Representations and Warranties. Except for the representations and warranties set forth in Article III and Article IV or in any other Transaction Document or the Seller Noncompete Agreement, Buyer acknowledges than neither Seller nor any Company nor any other Person or entity on behalf of Seller or any Company has made any representation or warranty, whether express or implied, with respect to Seller and the Companies or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Buyer on behalf of Seller or the Companies.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller:

5.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. The execution and delivery by Buyer of each Transaction Document to which Buyer is a party and the performance by Buyer of the Transactions have been duly approved by all requisite corporate action of Buyer. Each Transaction Document to which Buyer constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Transaction Document.

5.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which Buyer is subject; (b) violate any Organizational Document of Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Buyer is a party or by which Buyer is bound or the performance of which is guaranteed by Buyer, except in the case of clauses (a) and (c), for breaches, violations and defaults that would not reasonably be expected to affect the ability of Buyer to perform its obligations under this Agreement in any material respect or prevent or materially impede or delay the consummation of transactions contemplated by this Agreement.

5.3 No Consents. No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Buyer under the HSR Act, and the termination or expiration of the waiting period applicable under the HSR Act, and (ii) such other consents, approvals, Orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to affect the ability of Buyer to perform the obligations under this Agreement in any material respect or prevent or materially impede or delay the consummation of transactions contemplated by this Agreement.

5.4 Litigation. There is no Proceeding pending or, to Buyer’s Knowledge, threatened or anticipated against Buyer relating to or affecting the Transactions.

5.5 Financing. Prior to the execution of this Agreement, Buyer has delivered to Seller true and complete copies of (a) the executed debt commitment letter, dated as of February 17, 2014, by and among Buyer, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Lenders”; provided that in the event that additional lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed such debt commitment letter as of the date of this Agreement are added as parties to such debt commitment letter after the date hereof, the term “Lenders” shall include each such institution), and all exhibits, annexes and schedules thereto (the “Financing Commitment”), pursuant to which the Lenders have agreed to lend, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein (the “Financing”). Assuming the conditions set forth in Sections 7.1 and 7.3 are satisfied at the Closing, the net proceeds contemplated by the Financing Commitment, together with other Buyer resources, will in the aggregate be sufficient for Buyer to pay the Purchase Price, the Repayment Indebtedness, all other amounts required to be paid to Seller or on Seller’s behalf in connection with the consummation of the transactions contemplated by this Agreement. There are no conditions or other contingencies related to funding of the full amount of the Financing other than those expressly set forth in the Financing Commitment delivered to the Company prior to the execution and delivery of this Agreement. In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer under this Agreement.

5.6 Solvency. Immediately after giving effect to the Transactions, including (a) the Financing, (b) the payment of the Purchase Price, as may be adjusted pursuant to Sections 2.3(c) and 2.5, (c) payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by the Transaction Documents (including payment of the Repayment Indebtedness) or the Financing Commitment and (d) payment of all related fees and expenses of Buyer, and assuming the satisfaction in full of each of the conditions set forth in Section 7.1 and Section 7.3 and the accuracy of the representations and warranties regarding the Companies in Article IV, each of Buyer and the Target will be Solvent as of immediately following the Closing Date.

5.7 No Brokers’ Fees. Buyer has no Liability for any fee, commission or payment to any financial advisor, investment banker, broker or finder or similar agent with respect to the Transactions for which Seller could be liable.

5.8 Investment Intent. Buyer has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its purchase of the Shares. Buyer is purchasing the Shares for its own account and not with a view to distribution of such Shares in violation of the Securities Act. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposes of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

ARTICLE VI

CERTAIN COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 Further Assurances.

(a) Each Party will use its reasonable best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VII). Before and after the Closing Date, each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents and the Seller Noncompete Agreement.

(b) No Party will take, or knowingly omit to take, any action (including any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of such Party to perform its covenants and agreements under this Agreement in any material respect or otherwise prevent or materially delay satisfaction of the conditions to this Agreement or consummation of the Transactions.

6.2 [Reserved].

6.3 Operation of the Business. From the Effective Date until the earlier of the Closing or the termination of this Agreement, except as otherwise contemplated by this Agreement, required by Law, as set forth in Section 6.3 of the Disclosure Schedule or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will cause each Company to: (a) conduct the Business of each Company in the Ordinary Course of Business; (b) use their reasonable best efforts to maintain the properties, physical facilities and operations of each Company in the same condition as they were on the date of this Agreement (subject to reasonable wear and tear), preserve intact the current business organization of each Company, keep available the services of the current officers and key employees of each Company, and maintain the relations and goodwill with suppliers, customers, lenders and others having material business relationships with any Company; (c) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; (d) not effect any recapitalization, reclassification, or like change in such Company’s capitalization; (e) comply in all material respects with all applicable Laws; (f) maintain its books and records in accordance with past practice; (g) not settle or agree to settle any Proceeding (other than a Tax Proceeding) by or before any Governmental Body; (h) not settle any material Tax Proceeding if such settlement could reasonably be expected to result in a material Tax Liability of such Company or Buyer for a Post-Closing Tax Period; and (i) not agree or commit to do any of the actions prohibited by this Section 6.3. Seller will not, and will cause each Company not to, take any action or fail to take any action which, if taken or failed to be taken at the Effective Date, would constitute or result in a breach of Sections 4.7(a) through (k).

6.4 Access.

(a) From the Effective Date until the earlier of the Closing or the termination of this Agreement, Seller will, and will cause each Company and its Representatives to, (i) permit Buyer and its Representatives to have access during normal business hours, upon reasonable prior notice, subject to applicable Law and in accordance with reasonable procedures and limitations established by Seller, at Buyer’s expense, to premises, properties, senior management personnel (including the opportunity to discuss the affairs of the Companies with such senior management personnel), books, records, Contracts, documents and data of or pertaining to each Company, (ii) furnish Buyer and its Representatives with copies of all such books, records, Contracts, documents and data as Buyer may reasonably request and (iii) permit Buyer to take such actions as may be reasonably necessary to comply with Buyer’s obligations under Schedule 2.6; provided, however, that notwithstanding anything herein to the contrary, none of Seller nor any Company shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (A) contravene any Law, (B) jeopardize any attorney-client or other privilege or other immunity or protection from disclosure of Seller or any

Company, (C) contravene any Contract; provided, however, that at Buyer’s request, Seller or the applicable Company shall use its reasonable best efforts to seek a waiver of such contravention or confidentiality obligation to allow access to such information to be provided to Buyer, or (D) jeopardize trade secret protection.

(b) Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any distributor, supplier, vendor, customer or partner of any of the Companies regarding the business, operations, assets, financial condition or prospects of the Companies or the Transactions (which, for the avoidance of doubt, shall not prevent Buyer or its Affiliates or Representatives from contacting any such Persons in the ordinary course of the conduct of the business of Buyer and its Subsidiaries consistent with past practice; provided that Buyer shall not discuss this Agreement or the Transactions). Seller shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.4.

(c) After the Closing Date, until the second anniversary of the Closing Date (or later to the extent required by Law), Buyer shall, and shall cause each of the Companies to, retain all material books and records of the Companies relating to the periods prior the Closing Date (other than books and records related to Tax matters which shall be retained pursuant to the periods set forth in Article IX) in accordance with Buyer’s general document retention policies.

6.5 Notice of Developments. From the Effective Date until the Closing, Seller will notify Buyer as promptly as practicable in writing of any fact or condition developing after the Effective Date, which, if existing, occurring or known at the date of this Agreement, would have been required to be disclosed to Buyer and would constitute a breach of any representation or warranty of Seller in this Agreement. No such notification shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.2 have been satisfied.

6.6 Employee Matters.

(a) If requested in writing by Buyer at least five Business Days prior to the Closing Date, subject to applicable Law and the terms of the Company 401(k) Plan, Seller shall cause the Target to take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date (the “Plan Termination Date”), the Company 401(k) Plan; provided, however, that pursuant to any such termination, Buyer shall permit participants in the Company 401(k) Plan to roll over contributions and, if administratively feasible, loans from the Company 401(k) Plan into a similar plan of Buyer or its Affiliates (“Parent 401(k) Plan”) and participants in the Company 401(k) Plan shall be eligible to participate in the Parent 401(k)) Plan as soon as administratively feasible after the Closing Date. If the Target is required to terminate the Company 401(k) Plan, then Seller shall provide to Buyer prior to the Plan Termination Date written evidence of the adoption of resolutions by the applicable Company’s Board of Directors or similar governing body authorizing the termination of the Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Buyer). Seller shall cause the Target and any applicable Company to take such other actions in furtherance of terminating the Company 401(k) Plan as Buyer may reasonably request. Any actions taken under this Section 6.6(a) shall be made contingent upon the Closing.

(b) Buyer hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Benefit Plans set forth on Schedule 6.6(b) will occur at or prior to the Closing Time.

(c) For the avoidance of doubt, Buyer and Seller agree that Seller shall be responsible for all payments in respect of options to purchase shares of common stock of Seller, including the employer portion of all employment Taxes and all Tax withholdings and remittances (“Option Cash Out”).

6.7 Exclusivity. Seller agrees that it will not, and will cause its Representatives, each Company, and each Company’s Representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the Ordinary Course of Business) of any Company or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving any Company (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, Seller will notify Buyer as promptly as practicable of such Acquisition Proposal in reasonable detail.

6.8 Hart-Scott-Rodino.

(a) Each of Buyer and Seller shall (i) promptly (and in any event no later than two Business Days following the date of this Agreement) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (if not previously made), (ii) use its reasonable best efforts to supply as promptly as practicable any additional information or documentary material requested by any Antitrust Authority and (iii) use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as promptly as practicable.

(b) Each of Buyer and Seller shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties with respect to and provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all filings made by such party with any Antitrust Authority or any other information supplied by such Party to, or correspondence with, an Antitrust Authority in connection with this Agreement or the Transactions. Each Party shall promptly inform the other Parties and, if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from any Antitrust Authority regarding this Agreement or the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Antitrust Authority. Neither Party hereto shall participate in any meeting or teleconference with any Antitrust Authority in connection with this Agreement or the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend and participate. Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Antitrust Authority with respect to this Agreement or the Transactions, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Antitrust Authority; provided, however, that materials provided pursuant to this Section 6.8(b) may be redacted (i) to remove references concerning the valuation of the Companies and the Transactions or other confidential information, (ii) as necessary to comply with contractual arrangements or applicable Law, and (iii) as necessary to address reasonable privilege concerns. Buyer and Seller may each designate certain materials provided pursuant to this Section 6.8(b) as “outside legal counsel only” as reasonably necessary and appropriate.

(c) Buyer shall be responsible for all filing or similar fees payable in connection with any filings or submissions under the HSR Act.

6.9 Termination of Related Party Arrangements. At or prior to the Closing, Seller shall, and shall cause each of the respective Companies and the counterparties thereto to, terminate the Related Party Agreements identified on Schedule 6.9 hereto.

6.10 Litigation Support. Following the Closing, if any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Company, then upon the request of such Party each other Party will reasonably cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make reasonably available its personnel, and provide such testimony and access to its books and records as may be reasonably necessary in connection therewith. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation, unless the requesting Party is entitled to indemnification therefor under Article VIII (without regard to whether or not Section 8.4 applies).

6.11 Financing Support.

(a) Seller shall cause the Companies, and shall use reasonable best efforts to cause their respective Representatives, including auditors, to provide all cooperation reasonably requested by Buyer for Buyer to secure financing for the Purchase Price and all other amounts payable by Buyer in connection with the acquisition of the Shares and consummation of the Transaction Documents, including (i) providing three years of audited financial information of the Companies and, if the Closing has not occurred by May 15, 2014, the unaudited consolidated balance sheet of Seller and the Companies as of March 31, 2014 and statement of income, changes in stockholders’ equity, and cash flow for the fiscal quarter then ended (the “March Quarterly Financial Statements”), and other business and financial information customarily included in confidential information memorandums or offering statements in financings similar to the Financing, (ii) permitting site visits upon reasonable request and reasonable notice, (iii) making officers of the Companies available by telephone or video conference to the potential financing sources to discuss the business and financial information, (iv) assisting in the preparation of pro forma financial statements by Buyer, (v) assisting in providing the collateral to be pledged by Buyer substantially concurrently with the Closing or as soon as practicable thereafter (including delivery of stock certificates, and (vi) at least five (5) Business Days prior to the Closing Date, providing all documentation and other information about the Business as is requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date which the Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. In no event shall Seller or any of the Companies be required to (A) bear any cost or expense, pay any fee, or incur any other actual or potential liability or obligation in connection with the Financing prior to the Closing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Companies, (C) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any applicable Laws or Contract to which any Company is a party or (D) take any corporate or other action to adopt or approve, any document or agreement with respect to the Financing, including any pledge or security documents which shall be effective prior to the Closing. Buyer shall promptly, upon request by Seller, reimburse Seller or the Companies, as applicable, for all expenses incurred, at Buyer’s request, by Seller or the Companies with respect to the Financing, and shall indemnify and hold harmless Seller and each Company and their respective Representatives from and against any and all Losses, claims, costs and expenses suffered or incurred by any of them in connection with the Financing or any information used in connection therewith, except with respect to any material misstatement or omission in any information provided in writing by Seller or any of the Companies for use in connection therewith.

(b) Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing as promptly as practicable (taking into account the timing of the Closing described in the provisos to Section 2.1(b)) on the terms described in the Financing Commitment (including the “flex” provisions applicable thereto). If all or any portion of the Financing becomes unavailable, Buyer shall obtain alternative financing, which financing shall be in an amount sufficient to consummate the Transactions. Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing. Buyer shall give Seller prompt notice of the occurrence of any breach or threatened breach by any party to the Financing Commitment of which Buyer becomes aware and that would reasonably be expected to adversely impact the ability of Buyer to obtain all or any portion of the Financing contemplated by the Financing Commitment.

6.12 Transition. Seller will refer all inquiries relating to the Business to the Companies from and after the Closing. Seller shall, and shall cause the Companies to, reasonably cooperate with Buyer to encourage the Key Employees to enter into the Retention Agreements. Notwithstanding anything contained in this Agreement to the contrary, Seller shall have the right to cause the Companies to provide additional compensation (any such amount, a “Retention Payment”) to the Key Employees in connection with its efforts to encourage the Key Employees to enter into the Retention Agreements (and the Companies will be responsible for making such Retention Payments, together with the employer portion of all employment Taxes and Tax withholdings and remittances with respect to the Retention Payment); provided, that any Retention Payment proposed to be paid to a Key Employee (together with the employer portion of all employment Taxes and Tax withholdings and remittances with respect to the Retention Payment) shall be credited against any Additional Payment owed to Seller by Buyer pursuant to this Agreement and such Retention Payment shall be made concurrently with payment of such Additional Payment; provided, further, that within two Business Days following payment of any Retention Payment, Buyer will provide Seller with documentation setting forth the Retention Payments paid and the calculation of the employer portion of all employment Taxes and Tax withholdings and remittances with respect to the Retention Payment.

6.13 Press Releases and Announcements. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, any governmental entity or the general public shall be mutually agreed upon in advance by Buyer and Seller; provided, however, that each Party may make any such announcement that it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any legal requirement, it being understood and agreed that, to the extent reasonably practical under the circumstances, each Party shall provide Buyer or Seller, as applicable, with copies of any such announcement in advance of such issuance and shall work in good faith with Buyer, on the one hand, or Seller, on the other hand, to modify any language that such Party deems reasonably necessary to change; provided, that nothing herein shall prevent any Party from referencing the Transactions (including financial returns and other matters related thereto) in confidential materials provided to investors of such Party or referencing the consummation of the sale after the Closing generally in tombstones or other announcements; provided, however, that no terms of such transaction are disclosed.

6.14 Confidentiality.

(a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If, for any reason, the Closing is not consummated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(b) From and after the Closing, Seller will, and will cause its Representatives and the Companies and their Representatives to, maintain the confidentiality of the Confidential Information at all times after the Closing, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer, except in connection with this Agreement or with the prior written consent of Buyer. The covenants in this Section 6.14 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by Seller or any of its Affiliates or Representatives or, to the Companies’ Knowledge, breach by any other Person of a duty of confidentiality to Buyer or (b) Seller is required to disclose by applicable Law; provided, however, that Seller will notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with Buyer to limit the scope of such disclosure. At any time after the Closing that Buyer may reasonably request, Seller will, and will cause its Affiliates and Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control; provided, however, that notwithstanding the foregoing, the obligation to return Confidential Information shall not cover information that is (a) maintained on routine computer system backup tapes, disks or other backup storage devices of Seller or its Affiliates or (b) required to be retained by Law or regulation, as long as such backed-up or otherwise retained information is not used, disclosed, or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall indefinitely remain subject to the terms of this Section 6.14(b).

6.15 Financial Statements. As promptly as practicable after the date of this Agreement, Seller shall deliver the audited, consolidated balance sheet of Seller and the Companies as of December 31, 2013 and statement of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the notes and the reports of PricewaterhouseCoopers, LLP, independent certified public accountants (the “2013 Audited Financial Statements”). The 2013 Audited Financial Statements will have been prepared in accordance with GAAP, applied on a consistent basis (except as may be noted therein) throughout the period covered thereby, and will present fairly in all material respects the financial condition of the Companies as of its date.

6.16 Financial Obligations. At the Closing, or as soon as practicable thereafter, Buyer shall at its sole expense arrange for substitute letters of credit, surety bonds, Buyer guarantees and other obligations to replace the outstanding letters of credit, surety bonds, guarantees and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates (other than the Companies) in connection with or relating to the Business, in each case that are listed on Section 6.16 of the Disclosure Schedule, which Section 6.16 of the Disclosure Schedule may be updated (but only with respect to guarantees in favor of tire manufacturers or of landlords pursuant to Leases in existence as of the date of this Agreement in the Ordinary Course of Business) by Seller until the date that is five Business Days prior to the estimated Closing Date (the “Seller Guarantees”). Buyer further agrees that to the extent Seller or any of its Affiliates (other than the Companies) incurs any cost or expenses, or is required to make any payment, in connection with such Seller Guarantees on or after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs or expenses in connection with such Seller Guarantees, including Seller’s and any of its Affiliates’ reasonable and documented, out-of-pocket expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Seller Guarantee is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any such Seller Guarantee.

ARTICLE VII

CLOSING CONDITIONS

7.1 Mutual Conditions to the Obligations of the Parties. The respective obligations of each Party to consummate the Transactions contemplated to be performed on or before the Closing Date are subject to the satisfaction, or written waiver by both of the Parties, of each of the following conditions:

(a) the waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated;

(b) no injunction or Order shall have been issued by any Governmental Body of competent authority, and be in effect, which restrains or prohibits any of the Transactions; and

(c) each Party shall have duly executed and delivered to the other Party the Transaction Documents.

7.2 Conditions to Buyer’s Obligations. Buyer’s obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by Buyer, of each of the following conditions:

(a) all of the representations and warranties of Seller in Article III shall be true and correct in all but de minimis respects both as of the Effective Date and as if made on the Closing Date;

(b) (A) all of the Fundamental Representations regarding the Companies shall be true and correct in all but de minimis respects both as of the Effective Date and as if made on the Closing Date and (B) all of the other representations and warranties regarding the Companies shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” qualification) both as of the Effective Date and as if made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except, in the case of this clause (B), where any failure of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) Seller shall have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(d) Seller shall have delivered to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming satisfaction of the conditions in Sections 7.2(a), (b) and (c) above;

(e) from the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect; and

(f) the 2013 Audited Financial Statements shall not differ (excluding any change in the LIFO (i.e., last in, first out) reserve) in any material adverse respect from the 2013 Unaudited Financial Statements.

7.3 Conditions to Seller’s Obligations. Seller’s obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by Seller, of the following conditions:

(a) (i) all of the Fundamental Representations regarding Buyer shall be true and correct in all but de minimis respects both as of the Effective Date and as if made on the Closing Date and (ii) all of the other representations and warranties of Buyer shall be true and correct in all respects (without giving effect to any “materiality” qualification) both as of the Effective Date and as if made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except, in the case of this clause (ii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Transactions;

(b) Buyer shall have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and

(c) Buyer shall have delivered to Seller at the Closing a certificate, in form and substance reasonably satisfactory to Seller, confirming satisfaction of the conditions in Sections 7.3(a) and (b) above.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Seller. Subject to the terms and conditions of this Article VIII, except with respect to Taxes (indemnification for which shall be governed exclusively by Article IX), Seller will indemnify and hold harmless the Buyer Indemnitees from, and pay and reimburse the Buyer Indemnitees for, all Losses, directly or indirectly, relating to or arising from: (a) any breach or inaccuracy of any representation or warranty made by Seller in Article III or IV (other than any representation or warranty in Section 4.15 (Tax)); (b) any breach of any covenant or agreement of Seller in this Agreement; or (c) any Indebtedness to the extent not reflected in the Adjusted Closing Payment.

8.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, except with respect to Taxes (the indemnification for which shall be governed exclusively by Article IX) Buyer will indemnify and hold harmless Seller Indemnitees from, and pay and reimburse Seller Indemnitees for, all Losses, directly or indirectly, relating to or arising from: (a) any breach or inaccuracy of any representation or warranty made by Buyer in Article V; or (b) any breach of any covenant or agreement of Buyer in this Agreement.

8.3 Survival and Time Limitations. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (i) the Fundamental Representations (other than Sections 3.2 and 4.2) shall survive the Closing until 30 days following the expiration of the applicable statutory period of limitations, (ii) the representations and warranties set forth in Sections 3.2, 4.2 and 4.15(g) shall survive without any time limitation and (iii) the representations and warranties set forth in Section 4.15 (other than Section 4.15(g)) shall not survive the Closing. Any covenant or agreement contained in this Agreement (other than those contained in Sections 6.3, 6.9, 6.11, 6.15 or Article II or XI), in each case to the extent requiring performance before the Closing, shall terminate effective as of the Closing and shall not survive the Closing for any purposes, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any Person in respect thereof. Any covenant or agreement contained in Sections 6.3, 6.9, 6.11, 6.15 or Article II or XI, in each case to the extent requiring performance before the Closing, shall survive the Closing until the first anniversary of the Closing Date. The covenants or agreements in this Agreement that contemplate performance after the Closing, or expressly by their terms survive the Closing, shall, in each case, survive the Closing until, and will expires on the date that is 30 days following the expiration of the applicable statutory period of limitations. Buyer or Seller, as applicable, must give written notice of a claim to the other Party in accordance with the provisions hereof prior to the expiration of the applicable survival period for such representations, warranties, covenants or agreements. If Buyer or Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, or, in the case of Seller, with respect to claims relating to fraud or misconduct by Buyer, at any time, or in the case of Buyer, with respect to claims relating to fraud of willful misconduct by Seller or claims that are the subject of Section 8.1(c), at any time, liability for such claim will continue until such claim is resolved.

8.4 Limitations on Indemnification.

(a) Seller will have no Liability with respect to the matters described in Section 8.1(a) until the total of all Losses with respect to such matters exceeds $2,112,500 (the “Basket”), in which event Seller will only be required to pay or be liable for Losses in excess of the Basket. The maximum aggregate Liability with respect to the matters described in Section 8.1 will be limited to an amount equal to $41,400,000 (the “Cap”). Notwithstanding the foregoing, the Basket shall not apply to the matter on Schedule 8.4(a) and this Section 8.4(a) shall not apply to any Seller Special Indemnity Matter.

(b) Buyer will have no liability with respect to the matters described in Section 8.2(a) until the total of all Losses exceeds the Basket, in which event Buyer will only be required to pay or be liable for Losses in excess of the Basket. The maximum aggregate Liability with respect to the matters described in Section 8.2 will be limited to the Cap. Notwithstanding the foregoing, this Section 8.4(b) shall not apply to any Buyer Special Indemnity Matter.

8.5 Manner of Payment; Escrow Release. Any claims by Buyer for indemnification pursuant to this Article VIII or under Section 9.1(a) shall be satisfied first out of any available Escrow Funds. If the available Escrow Funds are insufficient to cover such claims, then Seller will pay to Buyer the amount of any such shortfall. On the Escrow Release Date, Seller and Buyer shall deliver to the Escrow Agent joint instructions instructing the Escrow Agent to distribute the Escrow Funds remaining on the Escrow Release Date to Seller, by wire transfer of immediately available funds to a bank account designated by Seller; provided, that the joint instruction shall not require the Escrow Agent to distribute any amounts subject to claims for which Buyer delivered a written notice to an Indemnifying Party in accordance with Section 8.6(a) and that remain pending and unresolved on the Escrow Release Date, until such claims are finally resolved or judicially determined (at which time any remaining Escrow Funds in respect of such claims, to the extent not payable to Buyer, shall be released to Seller per joint instructions to the Escrow Agent).

8.6 Third-Party Claims.

(a) If a third party commences a Proceeding (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 8.6(a), the Indemnifying Parties will be entitled, by providing notice to the Indemnified Party within twenty Business Days after receiving the notice pursuant to Section 8.6(a), to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Parties), so long as (i) the Third-Party Claim does not involve any claim by any Governmental Body and (ii) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party. If the Indemnifying Parties assume the defense and control of such Third-Party Claim, the Indemnified Party may retain a single separate counsel (and one counsel in each relevant local jurisdiction) at its own expense and participate in the defense of such Third-Party Claim, but the Indemnifying Parties shall control the defense of such Third-Party Claim. If the Indemnifying Parties do not assume the defense and control of the Third-Party Claim pursuant to this Section 8.6(b), the Indemnified Party shall be entitled to assume and control such defense (at the expense of the Indemnifying Parties), but the Indemnifying Parties may nonetheless retain a single separate counsel (and one counsel in each relevant local jurisdiction) at their own expense and participate in the defense of such Third-Party Claim (including with respect to Third-Party Claims for which the Indemnifying Parties are not entitled to assume the control and defense). Each Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnifying Parties in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim. The party assuming the defense and control of a Third-Party Claim shall select counsel, contractors and consultants of recognized standing and competence and shall use its reasonable best efforts in the defense or settlement of such Third-Party Claim. In no event shall any Indemnified Party or any of its Affiliates admit any liability to any third party in connection with any matter which is the subject of a Third-Party Claim. If the Indemnifying Parties have assumed the defense and control of a Third-Party Claim, the Indemnifying Parties shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the consent of the Indemnified Party unless (i) such judgment or settlement does not involve any equitable relief, encumber any assets of any Indemnified Party or result in a finding or admission of any violation of Law or admission of wrongdoing by the Indemnified Party, (ii) the Indemnifying Parties pay or cause to be paid all amounts in such settlement or judgment, and (iii) the Indemnifying Parties obtain, in customary form, a complete and unconditional release of the Indemnified Party affected by such Third-Party Claim with respect to the matters which are the subject of such Third-Party Claim.

8.7 Other Indemnification Matters.

(a) Any claim for indemnification under this Article VIII must be asserted by providing written notice to Seller or Buyer, as applicable, specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim.

(b) For purposes of this Article VIII, the representations and warranties in Article III, Article IV and Article V shall not be deemed qualified by any references to material, materiality or Material Adverse Effect except with respect to (i) the representations and warranties set forth in Sections 4.7(l) (Absence of Material Adverse Effect), the first sentence of 4.14(d) (Intellectual Property), 4.16(c) (Permits) and 4.21(a) (Employee Benefits), and (ii) reference to the defined term “Material Contract.”

(c) The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to any representation, warranty, covenant or agreement in this Agreement or by reason of the Indemnified Party’s waiver of any condition set forth in Article VII, as the case may be.

(d) Each Buyer Indemnitee shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however that the Buyer Indemnitees shall not be required to pursue any claims against any third parties relating to such Loss or to otherwise seek recovery therefrom, but in such case, Seller will be subrogated to any such claims of the Buyer Indemnitees.

(e) The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.

(f) The calculation of any Losses will reflect the amount of any net proceeds actually received by the Buyer Indemnitees from any third party (including any insurer) in respect of such Losses (giving effect to any insurance deductibles or self-insured or co-insurance payments made, retroactive or prospective premium adjustments, chargebacks related to insurance, any loss or reduction in insurance coverage as a result of a claim, and other related payments, costs or expenses), less all out-of-pocket costs and expenses incurred by the Buyer Indemnitees in pursuing or recovering such proceeds (it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by any Buyer Indemnitee subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of it applicable indemnification obligation, such proceeds, less the amount of out-of-pocket costs incurred to obtain such proceeds, shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). The Buyer Indemnitees shall use, and cause their respective Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity provisions covering such Loss to the same extent as it would if such Loss were not subject to indemnification under this Agreement.

8.8 Exclusive Remedy. From and after the Closing, this Article VIII and Article IX in addition to other written agreements relating to the Transactions dated as of the Effective Date will provide the sole and exclusive legal remedy with respect to any and all matters arising out of, resulting from or relating to the Transaction Documents and the Transactions, except for claims based upon fraud or willful misconduct and for breaches of post-Closing covenants.

ARTICLE IX

TAX MATTERS

The following provisions will govern the allocation of responsibility between the Parties for certain tax matters following the Closing Date and set forth other covenants of the Parties:

9.1 Tax Indemnification.

(a) Subject to Section 8.7(d), Seller will indemnify and hold harmless the Buyer Indemnitees from, and pay and reimburse the Buyer Indemnitees for: (i) any Taxes of any Company for any taxable period ending on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date (any such taxable period or portion thereof, a “Pre-Closing Tax Period”), (ii) any Taxes of any Person (other than a Company) (A) imposed on any Company as a transferee or successor (but only if such Company is a transferee or successor of such Person as a result of an event or transaction occurring before the Closing) and (B) for which any Company is liable pursuant to Contract entered into prior to the Closing (other than any Contract entered into in the ordinary course of business and not primarily relating to Taxes) and which Taxes are for a Pre-Closing Tax Period, (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 9.5, (iv) any Losses and any Taxes, directly or indirectly, resulting from, arising out of or attributable to (A) any inaccuracy as of immediately prior to the Closing of any representation or warranty made by Seller in Section 4.15(g) or (B) any breach of any covenant or agreement of Seller in this Agreement and (v) any reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses) relating to any item described in clause (i) through (iv); provided, however, that (I) Seller shall be liable for Taxes under this Section 9.1(a) only to the extent that such Taxes exceed the amount, if any, reflected as a liability or reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Closing Statement and taking into account any adjustments of the Purchase Price relating to Working Capital pursuant to Section 2.5 and (II) Seller shall not be liable for any Taxes under this Section 9.1(a) resulting from, arising out of or attributable to any action taken or transaction entered into outside of the ordinary course of business by or at the direction of Buyer on the Closing Date after the Closing.

(b) Buyer will indemnify and hold harmless the Seller Indemnitees from, and pay and reimburse the Seller Indemnitees for: (i) any Taxes of any Company for any taxable period beginning after the Closing Date or the portion of any Straddle Period that begins on or after the Closing Date (any such taxable period or portion thereof, a “Post-Closing Tax Period”), (ii) any Taxes resulting from, arising out of or attributable to any action taken or transaction entered into outside of the ordinary course of business by or at the direction of Buyer on the Closing Date after the Closing, (iii) any Transfer Taxes for which Buyer is responsible pursuant to Section 9.5, (iv) any Taxes resulting from, arising out of or attributable to any breach of any covenant or agreement of Buyer in this Agreement and (v) any reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses) relating to any item described in clause (i) through (iv); provided, however, that Buyer shall not be liable for Taxes or other amounts under this Section 9.1(b) to the extent that such Taxes or other amounts result from, arise out of or are attributable to any inaccuracy as of immediately prior to the Closing of any representation or warranty made by Seller in Section 4.15(g).

(c) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.2 Tax Return Preparation. Buyer will cause the Companies to prepare and timely file (taking into account extensions) all Tax Returns required to be filed by any of the Companies (x) for any taxable period ending on or prior to the Closing Date that are due (taking into account extensions) after the Closing Date and (y) for any Straddle Period. Buyer shall deliver any such Tax Return to Seller no later than twenty (20) days prior to the due date (taking into account extensions) for such Tax

Return for Seller’s review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed). Buyer shall revise any Tax Return described in the preceding sentence to reflect any comments received from Seller at least five days prior to the due date (taking into account extensions) for such Tax Return and shall cause such revised Tax Return to be timely filed.

9.3 Tax Proceedings.

(a) If any Taxing Authority asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article IX, except to the extent that the other party is actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) In the case of any Tax Proceeding of, against or with respect to any of the Companies for any taxable period ending on or before the Closing Date, Seller shall have the exclusive right to control such Tax Proceeding; provided, that, if such Tax Proceeding could reasonably be expected to result in a material Tax Liability of such Company or Buyer for a Post-Closing Tax Period, (i) Seller shall keep Buyer reasonably informed of all material developments related to such Tax Proceeding and (ii) Seller shall not (and shall not permit any of its Affiliates to) settle, abandon or compromise any such Tax Proceeding without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) In the case of any Tax Proceeding of, against or with respect to any of the Companies for a Straddle Period, Seller and Buyer shall jointly control such Tax Proceeding and neither Party shall (or permit any of its Affiliates to) settle, abandon or compromise any such Tax Proceeding without the written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding anything herein to the contrary (including, for the absence of doubt, Section 9.3(b)(ii)), Seller shall have the exclusive right to control, settle, abandon or compromise any Tax Proceeding of or against Seller or with respect to any Tax Return of Seller.

9.4 Cooperation on Tax Matters. The Parties will cooperate fully, as and to the extent reasonably requested by Buyer or Seller, in connection with (i) the filing and preparation of any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or an indemnity obligation hereunder or a right to a Tax refund, or (iii) the conduct of any Tax Proceeding. Such cooperation will include the retention and, upon the request of Buyer or Seller, the provision of records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer will cause the Companies to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until 30 days following the expiration of the statute or period of limitations of the respective taxable periods. Upon the reasonable request of Buyer or Seller, the Parties will (i) provide Buyer or Seller, as applicable, with all information that any Party may be required to report pursuant to Code § 6043(c) and (ii) use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that otherwise could be imposed with respect to the Transactions.

9.5 Transfer Taxes. Buyer and Seller shall each be responsible for and shall pay fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration, real estate transfer (including any indirect real estate transfer) and other such Taxes and fees imposed on the purchase and sale of Shares pursuant to this Agreement (“Transfer Taxes”). The parties shall reasonably cooperate (including by executing and delivering (or causing to be executed and delivered) such certificates or forms as may be necessary or appropriate) to establish any available exemption from (or otherwise reduce) such Transfer Taxes. The party primarily responsible for the filing of any Tax Return or other documentation in respect of any Transfer Taxes under applicable Law shall be responsible for the timely filing of such Tax Return or other documentation; provided, that, if required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate as is reasonably necessary to enable the timely filing of all such Tax Returns

9.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements (other than this Agreement), if any, to which Seller or any of its Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand, are parties, shall be terminated as of the Closing Date and, after the Closing Date, none of Seller, Buyer any of the Companies or any of their respective Affiliates shall be bound thereby or have any Liability or rights thereunder.

9.7 Tax Refunds and Tax Benefits.

(a) Seller shall be entitled to claim any deduction in respect of any Option Cash Out payments or any Retention Payments and Buyer shall not (and shall cause the Companies not to) claim any such deduction on its Tax Return (or a Tax Return of a Company); provided, that if under applicable Law such deduction is not permitted to be claimed on a Tax Return of Seller and is permitted to be claimed on a Tax Return of Buyer or any of the Companies, then Buyer shall (or shall cause its applicable Affiliate to) claim such deduction on such Tax Return.

(b) Seller shall be entitled to the amount of any Tax benefit actually realized by Buyer or the Companies in cash or cash equivalents (e.g., as a refund) or as a reduction of Taxes otherwise due and payable at that time as a result of or in connection with (x) any deduction described in the proviso contained in Section 9.7(a), (y) any deduction claimed by a Company that, as of immediately prior to the Closing, was treated as a taxable entity for applicable income Tax purposes in respect of any Loss for which Seller has (directly or indirectly, including through a reduction of amounts otherwise payable by Buyer to Seller hereunder) indemnified a Buyer Indemnitee or which is otherwise economically borne by Seller hereunder or (z) any Tax for which Seller is responsible pursuant to Section 9.1(a). Any refunds or credits of or against Taxes that are received by Buyer or the Companies in cash or cash equivalents or realized as a reduction in Taxes otherwise due and payable at that time that relate to either (i) taxable periods of any Company ending on or before the Closing Date or (ii) Straddle Periods of any Company to the extent such refunds relate to the portion of such Straddle Period that ends on the Closing Date, will be for the account of Seller. Buyer will pay, or cause to be paid, over to Seller the amount of any refunds, credits or other Tax benefits to which Seller is entitled pursuant to this Section 9.7, net of reasonable fees or expenses incurred by Buyer or any Company in obtaining such refund, credit or other Tax benefit, within five Business Days after receipt thereof. The reasonable out-of-pocket costs incurred by Buyer or any Company, to the extent attributable to obtaining any such refund, credit or other Tax benefit shall be borne by Seller (including the costs of filing any amended Tax Returns and any Tax Proceeding attributable thereto).

9.8 Amended Tax Returns. Except as either (i) required by applicable Law or (ii) with the prior written consent of Seller, none of the Companies nor Buyer (or any Affiliate of any of the foregoing) shall amend, or cause to be amended, any Tax Returns of any of the Companies that relate to any taxable period ending on or before the Closing Date or any Straddle Period.

9.9 Timing of Payments. Any indemnity payment required to be made pursuant to this Article IX shall be made within ten days after the indemnified party makes written demand therefor upon the indemnifying party, but in no case earlier than five days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Governmental Body or third party.

9.10 Treatment of Certain Payments. Except to the extent otherwise required by applicable Law, any payment made pursuant to Section 2.3(c), Section 2.5 or Section 2.6 and any indemnification payment made pursuant to Article VIII or this Article IX shall be treated as an adjustment to the purchase price for Tax purposes.

9.11 Coordination; Survival. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article IX, Section 8.5 and Section 8.7(d) and the provisions of Article VIII (other than Section 8.5 and Section 8.7(d)) shall not apply. The indemnification obligations contained in this Article IX shall survive the Closing Date until 30 days following the expiration of the applicable statutory periods of limitations. The representations and warranties made pursuant to Section 4.15 (other than Section 4.15(g)) shall not survive the Closing. The representations and warranties made pursuant to Section 4.15(g) shall survive without any time limitation.

ARTICLE X

TERMINATION

10.1 Termination Events. This Agreement may, by written notice given to the non-terminating Party prior to the Closing, be terminated:

(a) by (i) Buyer, upon prior written notice to Seller, if there has been a material breach or failure to perform by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such breach or failure to perform has not been waived by Buyer or cured by Seller within thirty days after written notice thereof from Buyer or (ii) Seller, upon prior written notice to Buyer, if there has been a material breach or failure to perform by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller at the Closing and such breach or failure to perform has not been waived by Seller or cured by Buyer within thirty days after written notice thereof from Seller; provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any Party if such Party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform would give rise to a failure of a condition in Article VII to the obligations of the other Party at the Closing.

(b) by either Buyer or Seller if the Closing shall not have occurred on or before May 15, 2014 (the “Outside Date”); provided, however, that if on the Outside Date the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b) (to the extent any such injunction or Order is in respect of an antitrust Law) shall not have been fulfilled, but all other conditions to Closing set forth in Article VII shall be or shall be capable of being fulfilled, then Seller, by written notice delivered to Buyer, or Buyer, by written notice to Seller, may extend the Outside Date to no later than the close of business on August 13, 2014; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Transactions to occur on or before such date;

(c) by either Buyer or Seller if an injunction or Order issued by any Governmental Body of competent authority permanently restrains or prohibits any of the Transactions and such injunction or Order becomes final and nonappealable); or

(d) by mutual written consent of Buyer and Seller.

The Party desiring to terminate this Agreement pursuant to any of clause (a), (b) or (c) of this Section 10.1 shall give written notice of such termination to the other Party in accordance with Section 11.5 specifying the provision or provisions hereof pursuant to which such termination is effected.

10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate and there shall be no liability on the part of any of Party to one another, except for fraud or willful breaches of this Agreement prior to the time of such termination; provided, however, that the Parties’ obligations under the Confidentiality Agreement, Section 6.13, this Section 10.2 and Article XI (Miscellaneous) will survive the termination.

ARTICLE XI

MISCELLANEOUS

11.1 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of any Company) other than (i) the Parties and their respective successors and permitted assigns, (ii) as expressly set forth in this Agreement, any Indemnified Party, and (iii) the Lenders and their respective Affiliates and Representatives with respect to Sections 11.6(a)(iv), 11.6(b) and this Section 11.1.

11.2 Entire Agreement. The Transaction Documents, together with the Confidentiality Agreement, the Noncompete Agreements and other written agreements relating to the Transactions dated as of the Effective Date, constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents, the Confidentiality Agreement and the Noncompete Agreements and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents, the Confidentiality Agreement and the Noncompete Agreements (including any letter of intent).

11.3 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Seller nor Buyer may assign, delegate or otherwise transfer (whether by operation of Law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the other Party; provided, however, Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to Buyer, any successor to any Company, or any acquirer of a material portion of the businesses or assets of Buyer or any Company, in each case after the Closing; (b) one or more of Buyer’s Affiliates, or (c) any bona fide lender to Buyer, any Company or any of their Affiliates as security for obligations to such lender; provided, however, that no such assignment or grant of security interest will relieve or release Buyer from any of its Liabilities or obligations under this Agreement.

11.4 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

11.5 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile or electronic mail, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Seller: TTT Holdings, Inc. 330 West Spring Street, Suite 400 Columbus, OH 43215 Attn: Robert D. Walter, Chairman Email: RWalter@talismancp.com Fax: 614.857.5046 Phone: 614.857.5005	with a copy to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attn: David A. Katz Email: DAKatz@wlrk.com Fax: 212.403.2309 Phone: 212.403.1309

If to Buyer:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

P.O. Box 3145

Huntersville, NC 28078

Attn: J. Michael Gaither

Email: mgaither@atd-us.com

Fax: (704) 947-1919

Phone: (704) 632-7110

with copies to:

K&L Gates LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, NC 28202

Attn: Christian Chad Warpula

Email: chad.warpula@klgates.com

Fax: (704) 353-3210

Phone: (704) 331-7510

Covington & Burling LLP

620 Eighth Avenue, 42nd Floor

New York, NY 10018

Attn: Scott F. Smith

Email: ssmith@cov.com

Fax: (212) 841-1010

Phone: (212) 841-1056

11.6 JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) EACH PARTY (I) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE SELLER NONCOMPETE AGREEMENT, (II) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY

PROCEEDING MAINTAINED IN SUCH COURTS, (III) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE SELLER NONCOMPETE AGREEMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, AND (IV) IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SELLER NONCOMPETE AGREEMENT.

(b) EACH PARTY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY LENDER AND ITS AFFILIATES AND REPRESENTATIVES IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING COMMITMENT OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), AND MAKES THE AGREEMENTS, WAIVERS AND CONSENTS SET FORTH IN SECTION 11.6(A) MUTATIS MUTANDIS BUT WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 11.6(B).

11.7 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without giving effect to any choice or conflict of law principles of any jurisdiction.

11.8 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by Buyer and Seller. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

11.9 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that that the Transactions be consummated as originally contemplated to the fullest extent possible. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.10 Expenses. Except as otherwise expressly set forth in this Agreement, regardless of whether the Transactions are consummated, Seller will bear all expenses (including the Transaction Costs) incurred by Seller or any Company (or any Representative of Seller or any Company) in connection with the Transactions contemplated to be performed before or on the Closing Date, and Buyer will bear all expenses incurred by Buyer or any of its Representatives in connection with the Transactions. Buyer and Seller shall each bear one-half of the costs and fees of the Escrow Agent related to the Transactions.

11.11 Construction. The Article and Section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the Effective Date (unless another effective date is specified herein). All references to currency in this Agreement are references to U.S. Dollars. The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty. For the purposes of Articles III, IV and V, references to “written”, “in writing” or similar phrases mean any form of written communication, whether via paper or email.

11.12 Specific Performance. Each Party acknowledges that the other Parties may be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

11.13 Disclosure Schedule. The disclosure schedule (the “Disclosure Schedule”) is a series of schedules corresponding to the Sections contained in this Agreement and containing the information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties therein. Any disclosure set forth in any particular Section of the Disclosure Schedule will be deemed disclosed for the purpose of the corresponding Section or subsection of the Agreement and for the purpose of any other Section or subsection of the Agreement, where the application or relevance of such disclose as an exception to (or a disclosure for purposes of) such other Section is reasonably apparent on the face of such disclosure. The inclusion of any information in any Section of the Disclosure Schedule (i) shall not be deemed (x) to be an admission or evidence of the materiality of such information or that such information, alone or together with any other matter or item, could result in a Material Adverse Effect, (y) to establish a standard of materiality for any purpose whatsoever or (z) to be an admission that such item is required to be disclosed in order for the representations and warranties of Seller or of any Company to be true and correct or for Seller or any Company to be in compliance with its covenants and agreements, (ii) does not represent an admission or determination by Seller or any Company that such item did not arise in the Ordinary Course of Business and (iii) shall not constitute, or be deemed to be, an admission by any Person to any other Person of any manner whatsoever (including any breach or violation of any Contract, Law or Order). The specification of any dollar amount in the representations, warranties or covenants contained in this Agreement is not intended to imply that such amount, or any higher or lower amount, is or is not material or in the Ordinary Course of Business for purposes of this Agreement. The Disclosure Schedule is incorporated herein by reference.

[Signature pages follow]

The Parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ J. Michael Gaither
Name:	J. Michael Gaither
Title:	Executive Vice President and General Counsel

TTT HOLDINGS, INC.

By:	/s/ Brendan A. Ford
Name:	Brendan A. Ford
Title:	Vice President

EXHIBIT A

DEFINITIONS

“2013 Audited Financial Statements” is defined in Section 6.15.

“2013 Unaudited Financial Statements” is defined in Section 4.6(a).

“Accounts Receivable” means all trade and other accounts receivable owing to any Company. Unless otherwise indicated, Accounts Receivable are as of the Closing Time.

“Acquisition Proposal” is defined in Section 6.7.

“Active Employee” means any employee employed by any Company, including any employee on temporary leave of absence, such as family medical leave, military leave, disability leave (including long-term disability) or sick leave.

“Additional Payments” is defined in Section 2.6.

“Adjusted Closing Payment” is defined in Section 2.5(a).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” is defined in the opening paragraph.

“Allocation” is defined in Section 2.8(b).

“Antitrust Authority” means the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

“Base Amount” is defined in Section 2.3(a).

“Basket” is defined in Section 8.4(a).

“Business” is defined in the Statement of Purpose.

“Business Day” means any day that is not a Saturday, Sunday or a U.S. federal banking holiday.

“Buyer” is defined in the opening paragraph.

“Buyer Indemnitees” means Buyer, the Companies and their respective Affiliates and Representatives, in each case excluding Seller.

“Buyer’s Knowledge” means (a) the actual knowledge and (b) the knowledge after reasonable inquiry in his or her professional duties, of J. Michael Gaither.

“Buyer Special Indemnity Matters” means any claims under Section 8.2(a) for a breach or inaccuracy of any Fundamental Representation, and any claims based on fraud or willful misconduct. For the sake of clarity, “Buyer Special Indemnity Matters” includes any breach by Buyer of any obligation of it to pay any amount due under Section 2.3, 2.4, or 11.10.

“Cap” is defined in Section 8.4(a).

“Cash” means all cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents of the Companies as of the Closing Time, net of all “cut” but uncashed checks issued by the Companies that are outstanding as of the Closing Time.

“Closing” is defined in Section 2.1(b).

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” is defined in Section 2.4(a).

“Closing Time” is defined in Section 2.1(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” is defined on Schedule 2.6.

“Companies” is defined in the Statement of Purpose.

“Companies’ Knowledge” means (a) the actual knowledge and (b) the knowledge after reasonable inquiry in his or her professional duties, of Robert E. Walter, John Boyle, William Tolerton, Tom Pitera and Mike Beaulieu.

“Company 401(k) Plan” is defined in Section 4.21(a)(iii).

“Confidential Information” means information concerning the business or affairs of any Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of any Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for any Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by any Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated January 22, 2014, between American Tire Distributors, Inc. and TTT Holdings, Inc.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto, excluding any Employee Benefit Plan.

“Disclosure Schedule” is defined in Section 11.13.

“Effective Date” is defined in the opening paragraph.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (excluding any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing or incentive plan or arrangement, in the case of each of clauses (a), (b) and (c) that any Company maintains or to which any Company contributes, has any obligation to contribute or has any other Liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1), whether or not such plans are subject to ERISA.

“Employment Law” means any Law governing employment discrimination, disability of employees, fair labor standards, workers compensation, wrongful discharge, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, or equal opportunity.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” is defined Section 4.21(c).

“Escrow Agent” means The Bank of New York Mellon Trust Company, N.A. a national banking association.

“Escrow Agreement” means the Escrow Agreement, dated on or about the Closing Date, among Seller, Buyer and the Escrow Agent, substantially in the form of Exhibit B attached hereto.

“Escrow Amount” is defined in Section 2.3(d)(i).

“Escrow Funds” means the remaining portion of funds that were part of the Escrow Amount as of any date of determination.

“Escrow Release Date” means the date that is the one year anniversary of the Closing Date.

“Estimated Cash” is defined in Section 2.3(b).

“Estimated Closing Payment” is defined in Section 2.3(c).

“Estimated Indebtedness” is defined in Section 2.3(b).

“Estimated Working Capital” is defined in Section 2.3(b).

“Financial Statements” is defined in Section 4.6(a).

“Financing” is defined in Section 5.5.

“Financing Commitment” is defined in Section 5.5.

“Fundamental Representations” means (i) with respect to Seller, the representations or warranties in Article III (Seller) and the second, third and fourth sentences of Section 4.1 (organization), Section 4.2 (capitalization), Section 4.3 (authority) and Section 4.26 (no brokers’ fees), and (ii) with respect to Buyer, Section 5.1 (organization and authority), Section 5.6 (solvency) and Section 5.7 (no brokers’ fees).

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the Closing Date or, with respect to any financial statements, the date such financial statements were prepared.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Government Contract” means any Contract to which any Company is a party or by which it is bound, the ultimate contracting party of which is a Governmental Body (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Leased Real Property or adjacent properties or any property or facility formerly owned, leased or used by any Company. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including earnouts and similar arrangements), except trade accounts payable of such Person arising in the Ordinary

Course of Business that are not past due by more than 120 days and for which adequate reserves have been established on the financial statements of such Person; (d) obligations arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) reimbursement obligations of such Person relating to amounts drawn and outstanding under letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (f) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding (i) vacation pay and sick pay that is accrued on the Companies’ books in the Ordinary Course of Business, in each case to the extent accrued in Working Capital and (ii) obligations of Seller to deliver stock of Seller pursuant to stock options or stock ownership plans); (g) net payment obligations incurred by such Person pursuant to any hedging agreement; (h) Liabilities of such Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; (i) any guarantees of the foregoing items in clauses (a) through (i) for the benefit of another Person; and (j) all interest, fees, penalties, breakage costs and other expenses owed with respect to the items described in the foregoing clauses (a) through (i) or the repayment thereof. Unless otherwise indicated, Indebtedness means Indebtedness of the Companies as of the Closing Time. Notwithstanding the foregoing, Indebtedness does not include any items included as a Liability in Working Capital.

“Indemnified Party” is defined in Section 8.6(a).

“Indemnifying Party” is defined in Section 8.6(a).

“Insurance Policies” is defined in Section 4.24.

“Intellectual Property” means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, industrial designs, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d)mask works and applications, registrations and renewals in connection therewith; (e) trade secrets; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Inventory” means all inventories of the Companies wherever located, including tires, raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, goods in transit, demonstration equipment and inventory on consignment.

“IRS” means the U.S. Internal Revenue Service.

“Key Employee” is defined on Schedule 2.6.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 4.12(a).

“Leased Real Property” is defined in Section 4.12(a).

“Lenders” is defined in Section 5.5.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 4.14(d).

“Loss” means any loss, claim, complaint, demand, Order, damage, penalty, fine, expense, cost, fee, settlement payment, adverse consequence, Liability expense, fee, court costs or reasonable attorneys’ fees and expenses; provided, however, that (a) a Loss shall include consequential, special or indirect damages only to the extent that any such damages are reasonably foreseeable (but shall always include any consequential, special or indirect damages payable to a third party) and (b) a Loss shall not include any punitive or exemplary damages (other than punitive or exemplary damages payable to a third party).

“March Quarterly Financial Statements” is defined in Section 6.11.

“Material Adverse Effect” means any change, event or effect, individually or in the aggregate, that results in a material adverse effect upon the financial condition, business, liabilities or results of operations of the Companies, taken as a whole; provided, however, that any change, event or effect arising from or related to the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) conditions affecting the United States or foreign economies generally, (ii) any national or international political or social conditions, including the engagement by the United States hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index, or any adverse change therein), (iv) changes in GAAP, (v) changes in any Laws, rules, regulations, Orders, or other binding directives issued by any Governmental Body, (vi) changes that are generally applicable to the industry in which any Company operates; (vii) the execution or performance of or the public announcement of this Agreement and the Transactions, the identity of Buyer and its Affiliates or the compliance by any Person with any term of any Transaction Documents (including, in each case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, distributed, partners, employees or Governmental Bodies); (viii) Buyer’s announcement or other disclosure of its plans or intentions with respect to the conduct of the Business (or any portion thereof) after the Closing; (ix) any matter disclosed on the Disclosure Schedule; or (x) the taking of any action approved by Buyer under this Agreement; provided, however, that, in the case of clauses (i) through (vi), only to the extent any such change, event or condition does not substantially disproportionately affect the Companies compared to other participants in the industries in which the Companies conduct their business.

“Material Contract” is defined in Section 4.13(a).

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“multiple employer plan” is defined in Section 4.21(d).

“Noncompete Agreements” means the Seller Noncompete Agreement and the Stockholder Noncompete Agreements.

“Notice of Disagreement” is defined in Section 2.4(c).

“Option Cash Out” is defined in Section 6.6(c).

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by the applicable Company, consistent with past operating practices.

“Organizational Documents” means (a) any certificate or articles of incorporation and bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Outside Date” is defined in Section 10.1(b).

“Parent 401(k) Plan” is defined in Section 6.6(a).

“Party” means Buyer or Seller, as applicable.

“Permit” means any permit, authorization, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due or that are being contested in good faith, (b) any lien for Taxes not yet due, that are being contested in good faith or which may thereafter be paid without penalty, (c) any right, interest, Encumbrance or title of a licensor, sublicensor, licensee, sublicensee, landlord, lessor, sublessor or other Person in title under any License, Lease or other Contract (for which a correct and complete copy has been provided by Seller to Buyer prior to the date hereof) or in the property being licensed, leased or occupied as set forth in such License, Lease or Contract, (d) Encumbrances securing the obligations under any Indebtedness of any Company, (e) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased or vendor financing arrangements (to the extent of public record or correct and complete copies of which have been provided by Seller to Buyer prior to the date hereof), (f) Encumbrances arising in the Ordinary Course of Business under workmen’s compensation, unemployment insurance, social security, retirement or similar Laws (excluding violations of any such Laws), (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business, consistent with past practice and (h) with respect to Leased Real Property, (i) charges, easements, rights of way, restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters of record that affect title to the property of any Company but do not materially detract from the value or marketability of the property to which it relates or materially impair the ability of any Company to use or operate the property to which it relates, (ii) zoning, entitlement, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, or (iii) matters that would be disclosed by an accurate survey of the Leased Real Property; provided, that with respect to this clause (h) only, any such item does not, individually or in the aggregate with other such items, materially interfere with the Ordinary Course of Business or materially impair the continued use and operation of such Leased Real Property.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Plan Termination Date” is defined in Section 6.6.

“Post-Closing Tax Period” is defined in Section 9.1(b).

“PP Components” is defined in Section 2.4(a).

“Pre-Closing Tax Period” is defined in Section 9.1(a).

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Purchase Price” is defined in Section 2.3(a).

“Purchase Price Allocation Schedule” is defined in Section 2.8(b).

“Related Party” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means, as it relates to the individual, any child, stepchild, parent, stepparent, spouse, sibling, mother-in law, father-in-law, sons-in-law, daughters-in-law, brother-in-law and sister-in-law and any other person sharing the household of such person (other than a tenant or employee). The Companies will not be deemed to be Related Parties of Seller.

“Related Party Agreements” is defined in Section 4.23.

“Repayment Indebtedness” means the Indebtedness set forth on Schedule 2.3(d)(iii).

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountants” means the New York City office of Deloitte LLP subject to it certifying to the Parties that it is an independent firm without any material relationship (current or prior) with any Party; provided, however, that if such firm is unwilling or unable to serve in such capacity, the Parties shall mutually agree upon a substitute accounting firm and such substitute accounting firm shall likewise certify its independence to the Parties.

“Retention Agreements” means the Retention Agreements, dated on or about the Closing Date, between Buyer and each Key Employee, substantially in the form of Exhibit C attached hereto.

“Retention Payment” is defined in Section 6.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the opening paragraph.

“Seller Guarantees” is defined in Section 6.16.

“Seller Indemnitees” means Seller and its Affiliates and Representatives.

“Seller Noncompete Agreement” means the Noncompetition, Nonsolicitation and Confidentiality Agreement, dated and executed as of the date of this Agreement, to be effective as of the Closing Date, between Buyer and Seller.

“Seller Special Indemnity Matters” means any claims under Section 8.1(a) for a breach or inaccuracy of any Fundamental Representation, any claims under Section 8.1(b) or (c), and any claims based on any fraud or willful misconduct. For the sake of clarity, “Seller Special Indemnity Matters” includes any breach by Seller of any obligation of it to pay any amount due under Section 2.3, 2.4 or 11.10.

“Settlement Offer” is defined in Section 2.4(d).

“Shares” is defined in the Statement of Purpose.

“Solvent” means, with respect to any Person, as of a specified time, (a) the amount of the “fair value” of the “property” of such Person will, as of such time, exceed the sum of all “debts” as of such time (including contingent liabilities), (b) such Person will not have, as of such time, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such time and (c) such Person will be able to pay its liabilities as they mature or (in the case of contingent liabilities) otherwise become payable. For purposes of this definition, the terms “fair value” and “property” of a Person will be determined in accordance with applicable federal bankruptcy Laws governing determinations of the insolvency of debtors and the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged” and “able to pay its liabilities as they mature or (in the case of contingent liabilities) otherwise become payable” shall have the meaning given to such or similar terms under applicable federal bankruptcy Laws governing fraudulent transfers.

“Straddle Period” is defined in Section 9.1(c).

“Stockholder Noncompete Agreements” means the Noncompetition, Nonsolicitation and Confidentiality Agreements, dated and executed as of the date of this Agreement, to be effective as of the Closing Date, between Buyer and each of John Boyle, William Tolerton, Robert Walter and Matthew Walter.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all direct or indirect Subsidiaries of the applicable Person.

“Target” is defined in the Statement of Purpose.

“Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, or computed, and any escheat amounts or other amounts due in respect of unclaimed property, and in respect of each and every of the foregoing, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article IX.

“Tax Proceeding” is defined in Section 4.15(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes that is filed or required to be filed with any Governmental Body, including any schedule or attachment thereto and any amendment or supplement thereof.

“Taxing Authority” means any Governmental Body responsible for the administration, collection or imposition of any Tax.

“Third-Party Claim” is defined in Section 8.6(a).

“Transaction Accounting Principles” is defined in Section 2.3(b).

“Transaction Costs” means any fees, costs and expenses incurred or subject to reimbursement by any Company, in each case in connection with the Closing and any other Transactions contemplated to be performed before or on the Closing Date, including (a) the fees, costs and expenses payable by any Company to any investment bank, financial advisor, broker or finder, (b) the fees, costs and expenses payable by any Company to Wachtell, Lipton, Rosen & Katz, Benesch, Friedlander, Coplan & Arnoff LLP and any other attorneys engaged by any Company and (c) the fees, costs and expenses payable by any Company to outside accountants or other advisors.

“Transaction Documents” means this Agreement and the Escrow Agreement and all exhibits, schedules and amendments to this Agreement or the Escrow Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” is defined in Section 9.5.

“U.S. Restricted Person List” means: (i) the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control; (ii) the Denied Persons, Unverified, and Entity lists maintained by the Bureau of Industry and Security of the U.S. Department of Commerce under the Export Administration Regulations; (iii) the Debarred list maintained by the U.S. Department of State; and (iv) the lists maintained by the U.S. Department of State of Persons subject to sanctions by the U.S. Government for engaging in activities relating to proliferation or Iran.

“U.S. Trade Laws” means any U.S. Law, or other decision or requirement having the force or effect of Law, imposing restrictions, requirements, conditions or sanctions in connection with international trade activities, including, but not limited to, as applicable, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, such as the U.S. Customs Regulations (19 C.F.R. Part 0 et seq.), the Export Administration Act of 1979, as amended, the Export Administration Regulations, 15 C.F.R. Part 730 et seq., the International Emergency Economic Powers Act, as amended, the Trading with the Enemy Act, as amended, the statutes, regulations, and Executive Orders administered by OFAC (including 31 C.F.R. Part 500 et seq.), the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, administered by the U.S. Department of State, Directorate of Defense Trade Controls, 22 C.F.R. Part 120 et seq., statutes and Executive Orders authorizing sanctions for trade relating to specified activities, such as proliferation, or countries, such as Iran, including as administered by the U.S. Department of State, and the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

“Working Capital” means (a) the sum of the amounts for the consolidated trial balance account numbers and names included as current asset line items of the Companies shown on Schedule 1, minus (b) the sum of the amounts of for the consolidated trial balance account numbers and names included as current Liability line items of the Companies shown on Schedule 1, in each case of (a) and (b), (i) calculated as of the Closing Time (but without giving effect to the Closing), (ii) calculated in a manner consistent with the Transaction Accounting Principles and (iii) excluding Cash and Indebtedness.

“Working Capital Target” means $51,153,483.